Exhibit 10.1

[ * ] = CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN EXCLUDED PURSUANT TO REGULATION S-K, iTEM 601(B)(10).  sUCH EXCLUDED INFORMATION IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

LICENSE AND COLLABORATION AGREEMENT

This License and Collaboration Agreement (this “Agreement”) is made as of July 14, 2020 (the “Effective Date”), by and between Cytokinetics, Incorporated, a Delaware corporation with a place of business at 280 East Grand Avenue, South San Francisco, CA 94080, USA (“Cytokinetics”), and Ji Xing Pharmaceuticals Limited, a company organized under the laws of the Cayman Islands, with a business address located at [*] (“Ji Xing”). Cytokinetics and Ji Xing are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

Recitals

Whereas, Cytokinetics, a biopharmaceutical company directed to the research and development of small molecule compounds that modulate muscle function, is developing certain cardiac myosin inhibitors and owns or controls certain patents and know-how related thereto;

Whereas, Ji Xing is a pharmaceutical company organized to develop and commercialize pharmaceutical products in the Territory; and

Whereas, Ji Xing wishes to obtain an exclusive license from Cytokinetics to develop, import and commercialize the Product in the Territory, and Cytokinetics is willing to grant such a license and to supply the Product to Ji Xing for development and commercial use in the Territory, all in accordance with the terms and conditions set forth herein.

Agreement

Now, Therefore, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article 1
DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.1.“Active Ingredient” means any clinically active material that provides pharmacological activity in a pharmaceutical product (excluding formulation components such as coatings, stabilizers, excipients or solvents, adjuvants or controlled release technologies).

1.2.“Affiliate” means, with respect to a Party, any person or entity that directly or indirectly controls, is controlled by or is under common control with such Party.  As used in this definition, “control” (and, with correlative meanings, the terms “controlled by” and “under common control with”) means, in the case of a corporation, the ownership of fifty percent (50%) or more of the outstanding voting securities thereof or, in the case of any other type of entity, an interest that results in the ability to direct or cause the direction of the management and policies of such party or the power to appoint fifty percent (50%) or more of the members of the governing body of the party.  Notwithstanding the foregoing, for purposes of this Agreement but subject to Section 2.9, Affiliates of Ji Xing shall exclude [*].

1.3.“Applicable Laws” means all statutes, ordinances, regulations, rules or orders of any kind whatsoever of any Governmental Authority that may be in effect from time to time and applicable to the activities contemplated by this Agreement.

1.4.“Arising Product IP” means any inventions, process, method, composition of matter, article of manufacture, discovery or finding, patentable or otherwise, that is (a) invented or generated as a result of a Party exercising its rights or carrying out its obligations under this Agreement, whether directly or via its Affiliates, sublicensees, agents or contractors, and (b) relates to the Product or its formulation, method of use or manufacture, including all rights, title and interest in and to the intellectual property rights therein.

1.5.“Business Day” means a day other than Saturday, Sunday or any day on which banks located in San Francisco, U.S., Cayman Islands, or Beijing, China are authorized or obligated to close.  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

1.6.“Calendar Quarter” means the period commencing on January 1 of each Calendar Year and ending on March 31 of the same Calendar Year, the period commencing on April 1 of each Calendar Year and ending on June 30 of the same Calendar Year, the period commencing on July 1 of each Calendar Year and ending on September 30 of the same Calendar Year and the period commencing on October 1 of each Calendar year and ending on December 31 of the same Calendar Year, as the context shall require.

1.7.“Calendar Year” means each twelve (12) month period commencing on January 1 and ending on December 31.

1.8.“cGMP” means in respect of Cytokinetics’ obligations under this Agreement, all applicable current Good Manufacturing Practices as set forth in 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820, and in respect of Ji Xing’s obligations under this Agreement, the equivalent Applicable Laws in any relevant country or region in the Territory, each as may be amended and applicable from time to time.

1.9.“Change of Control” means, with respect to a Party, [*].

1.10.“Clinical Trial” means any clinical testing of the Product in human subjects.

1.11.“Commercialization” or “Commercialize” means all activities directed to commercializing, promoting, selling, offering for sale and related importing and exporting activities, but excluding Manufacturing.

1.12.“Committee” means the JSC, JDC, JCC or any subcommittee established by the JSC, as applicable.

1.13.“Compound” means Cytokinetics’ proprietary cardiac myosin inhibitor known as CK-3773274, which is the subject of U.S. IND [*], including any [*].

1.14.“Confidential Information” of a Party means all Know-How, unpublished patent applications and other information and data of a financial, commercial, business, scientific or technical nature of such Party that is: (a) disclosed by or on behalf of such Party or any of its Affiliates or agents, or is otherwise made available to the other Party or any of its Affiliates, whether made available orally, in writing or in electronic form; or (b) learned by the other Party or come to the attention of the other Party in connection with the performance of this Agreement by either Party.  The terms of this Agreement shall be considered the Confidential Information of both Parties, which neither Party may disclose without the other Party’s prior written consent except as provided in Article 11.

1.15.“Control” or “Controlled” means, with respect to any Know-How, Patents or other intellectual property rights, that a Party has the legal authority or right (whether by ownership, license or otherwise) to grant to the other Party a license, sublicense, access or other right (as applicable) under such Know-How, Patents, or other intellectual property rights, on the terms and conditions set forth herein, in each case without breaching the terms of any agreement with a Third Party.

1.16.“Cytokinetics Licensed IP” means the Know-How and Patents that are (a) Controlled by Cytokinetics or its Affiliates as of the Effective Date or during the Term of this Agreement, and (b) necessary or reasonably useful for the Development and/or Commercialization of the Product in the Field.  For clarity, Cytokinetics Licensed IP shall include Cytokinetics’ and its Affiliates’, agents’ and contractors’ ownership interest in Arising Product IP.

1.17.“Cytokinetics Know-How” means the Know-How included in Cytokinetics Licensed IP.

1.18.“Cytokinetics Patents” means the Patents within the Cytokinetics Licensed IP.  Cytokinetics Patents existing as of the Effective Date are set forth in a side letter that Cytokinetics will deliver to Ji Xing on the Effective Date.

1.19.“Development” or “Develop” means all development activities to obtain and maintain Regulatory Approval for the Product, including all pre-clinical studies, non-clinical development research, and Clinical Trials of the Product, distribution of Product for use in Clinical Trials (including placebos and comparators), statistical analyses, the preparation of regulatory filings and all regulatory affairs related to any of the foregoing.

1.20.“Diligent Efforts” means [*].

1.21.“Dollars” or “$” means U.S. dollars, the lawful currency of the U.S.

1.22.“FDA” means the U.S. Food and Drug Administration or its successor.

1.23.“Field” means all prophylactic and therapeutic uses in humans, including HCM, and, subject to Section 4.6, [*].

1.24.“First Commercial Sale” means, with respect to any Product in any Market, the first sale of such Product to a Third Party for distribution, use or consumption in such Market after the Regulatory Approvals have been obtained for such Product in such Market.  For clarity, First Commercial Sale shall not include any sale or transfer of the Product prior to receipt of Regulatory Approval, such as so-called “treatment IND sales,” “named patient sales” and “compassionate use sales.”

1.25.“FTE” means a full-time equivalent Cytokinetics employee or contractor providing technical assistance or other support to Ji Xing under this Agreement, based on the equivalent of [*] work hours per year by a single individual.

1.26.“FTE Rate” means an initial rate of [*] per FTE per year, which rate shall apply through [*].  Thereafter, the FTE Rate may be changed [*].

1.27.“GAAP” means, with respect to a person or entity’s accounting standard in a country or jurisdiction, (a) if in regards to the U.S., U.S. generally accepted accounting principles, (b) if in regards to Mainland China, the PRC generally accepted accounting principles, (c) if in regard to any country or jurisdiction other than the U.S. and Mainland China, either (i) the International Financial Reporting Standards issued by the International Financial Reporting Standards Foundation and the International Accounting Standards Board, or (ii) the applicable accounting standards as published by the preeminent accounting society for that country or jurisdiction and followed by such person or entity, in each case of (a), (b) and (c), consistently applied and that provide for, among other things, assurance that the accounting and reported results are credible and accurate.

1.28.“GCP” means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Trials, including, as applicable (a) as set forth in the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonized Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal products in the Territory, (b) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto, (c) 21 C.F.R. Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be amended from time to time, and (d) the equivalent Applicable Laws in the Territory, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

1.29.“Generic Product” means, with respect to a Product in a particular Market in the Territory, any pharmaceutical product that (a) contains the same Active Ingredient(s) as such Product in the same pharmaceutical form as such Product (and contains no other Active Ingredient); (b) [*] in such Market ([*] in such Market) [*] in such Market; (c) is [*] the Product, as determined by the [*] (e.g., a medication [*]); and (d) is sold in such Market by a Third Party that is not a sublicensee of Ji Xing or its Affiliates and did not purchase such product in a chain of distribution that included any of Ji Xing or its Affiliates or sublicensees.

1.30.“GLP” means all applicable Good Laboratory Practice standards, including, as applicable, as set forth in the then current good laboratory practice standards promulgated or endorsed by the U.S. Food and Drug Administration as defined in 21 C.F.R. Part 58, or the equivalent Applicable Laws in the region in the Territory, each as may be amended and applicable from time to time.

1.31.“Governmental Authority” means any court, commission, authority, department, ministry, official or other instrumentality of, or being vested with public authority under any law of, any country, region, state or local authority or any political subdivision thereof, or any association of countries.

1.32.“HCM” means hypertrophic cardiomyopathy, including (a) obstructive hypertrophic cardiomyopathy (“oHCM”), and (b) non-obstructive hypertrophic cardiomyopathy (“nHCM”).

1.33.“[*]” means [*].

1.34.“IND” means any investigational new drug application, clinical trial application, clinical trial exemption or similar or equivalent application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

1.35.“Ji Xing Licensed IP” means the Know-How and Patents that are (a) Controlled by Ji Xing, its Affiliates or sublicensees as of the Effective Date or during the Term of this Agreement, and (b) necessary or reasonably useful for the Development, Manufacture, and/or Commercialization of the Product in the Field.  For clarity, Ji Xing Licensed IP shall include Ji Xing’s and its Affiliates’, sublicensees’, agents’ and contractors’ ownership interest in Arising Product IP.

1.36.“Ji Xing Know-How” means the Know-How included in Ji Xing Licensed IP.

1.37.“Ji Xing Patents” means the Patents within the Ji Xing Licensed IP, but excluding any Patents jointly owned with Cytokinetics.

1.38.“Ji Xing SH” means Ji Xing Pharmaceuticals (Shanghai) Co., Ltd., an Affiliate of Ji Xing.

1.39.“Knowledge” means, with respect to a Party, the knowledge, after reasonable inquiry with respect to the applicable facts and information (including inquiry of outside legal counsel), of any senior officer or internal legal counsel of such Party or any of its Affiliates.

1.40.“Know-How” means any proprietary scientific or technical information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including databases, safety information, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and manufacturing process and development information, results and data.

1.41.“Mainland China” means People’s Republic of China, not including the Hong Kong Special Administrative Region, Macau Special Administrative Region, or Taiwan for the purpose of this Agreement.

1.42.“Major Market Country” means [*].

1.43.“Manufacture” and “Manufacturing” mean activities directed to manufacturing, processing, filling, finishing, packaging, labeling, quality control, quality assurance testing and release, post-marketing validation testing, inventory control and management, storing and transporting any Compound and/or Product.

1.44.“Manufacturing Cost” means, with respect to the Product that is Manufactured by Cytokinetics’ Third Party contract manufacturer and supplied by Cytokinetics to Ji Xing for Development and Commercialization use hereunder, Cytokinetics’ [*] of the Manufacture and supply of such Product.

1.45.“Market” means each of the countries or jurisdictions of the Territory.

1.46.“Medical Affairs Activities” means the activities designed to ensure or improve appropriate medical use of, conduct medical education of, or further research regarding, the Product, including by way of example:  (a) activities of medical science liaisons who, among their other functions may (i) conduct service based medical activities, including providing input and assistance with advisory meetings, (ii) recommend investigators for clinical trials and provide input in the design of such trials and other research related activities, and (iii) deliver non-promotional communications and conduct non-promotional activities, including presenting new clinical trial and other scientific information; (b) grants to support continuing medical education, symposia, and Third Party research related to the Product; (c) development, publication and dissemination of publications relating to the Product; (d) medical information services provided in response to inquiries received through sales representative, letter, phone call, email and other communication; (e) conducting advisory board meetings or other consultant programs; and (f) the support of investigator-initiated trials of the Product.

1.47.“NDA” means a New Drug Application, as defined by the FDA, or equivalent application for approval (but not including pricing and reimbursement approvals) to market a pharmaceutical product in a country or jurisdiction outside the U.S.

1.48.“Net Sales” means the [*] on sales of the Product by Ji Xing, its Affiliates, or sublicensees for sale of the Product to a Third Party in the Territory, less following deductions, to the extent allocable to such Product:

(a)[*];

(b)[*];

(c)[*];

(d)[*];

(e)[*]; and

(f)[*].

Each of the amounts set forth above shall be determined from the books and records of Ji Xing, its Affiliate or sublicensee, maintained in accordance with GAAP consistently applied.  For the avoidance of doubt, if a single item falls into more than one of the categories set forth in clauses (a)-(e) above, such item may not be deducted more than once.

With respect to any sale of the Product [*].

Sales between Ji Xing and its Affiliates and sublicensees shall be disregarded for purposes of calculating Net Sales except if such purchaser is a distributor, a pharmacy or an end user.  Net Sales also exclude any sale or transfer of the Product for free or below cost in early access, compassionate use or named patient programs.

Notwithstanding the foregoing, Net Sales shall not include amounts (whether actually existing or deemed to exist for purposes of calculation) for Product distributed for use in Clinical Trials or pre-clinical trials.

If the Product is (a) sold co-packaged with one or more other pharmaceutical product(s) that is not a Product (“Co-Packaged Product”), or (b) is sold together with other products of the selling party or Affiliates in which the joint selling price provides a discount (e.g., as part of a “bundled” or joint or combined discount arrangement) from the list price of the Product (“Bundled Product”), then the Net Sales for the Product contained in such Co-Packaged Product or Bundled Product shall be calculated [*].

If the Parties have [*] Net Sales (including any [*] Co-Packaged Products or Bundled Products), either Party may [*].

1.49.“NMPA” means National Medicine Products Administration of China (formerly known as the China Food and Drug Administration), or its successor.

1.50.“Patents” means all national, regional and international patents and patent applications, including divisions, continuations, continuations-in-part, additions, re-issues,

renewals, extensions, substitutions, re-examinations or restorations, registrations and revalidations, and supplementary protection certificates and equivalents to any of the foregoing.

1.51.“Phase 1 Clinical Trial” means any human clinical trial of the Product that would satisfy the requirements of 21 § CFR 312.21(a) or corresponding foreign regulations.

1.52.“Phase 2 Clinical Trial” means any human clinical trial of the Product that would satisfy the requirements of 21 § CFR 312.21(b) or corresponding foreign regulations.

1.53.“Pivotal Clinical Trial” means any human clinical trial of the Product that is intended (as of the time of Initiation of such clinical trial) to obtain the results and data to support the filing of an NDA (including label expansion but excluding the data that may be necessary to support the pricing and/or reimbursement approval), including so called Phase 2/3 trials and any human clinical trial that would satisfy the requirements of 21 § CFR 312.21(c) or corresponding foreign regulations.  [*].

1.54.“Product” means any pharmaceutical product that contains the Compound as an Active Ingredient, alone or in combination with other Active Ingredients (whether co-formulated or co-packaged, but not in combination with any Active Ingredient that is proprietary to Cytokinetics but that is not the Compound), in any formulation or dosage form and for any mode of administration.

1.55.“REDWOOD-HCM” means that certain Phase 2 Clinical Trial of the Product that is being conducted by Cytokinetics as of the Effective Date and entitled “A Multi-Center, Randomized, Double-blind, Placebo-controlled, Dose-finding Study to Evaluate the Safety, Tolerability, Pharmacokinetics, and Pharmacodynamics of CK-3773274 in Adults With Symptomatic Hypertrophic Cardiomyopathy and Left Ventricular Outflow Tract Obstruction.”

1.56.“Regulatory Approval” means, with respect to the Product in a country or jurisdiction, all approvals from the Regulatory Authorities necessary to market and sell the Product in such country or jurisdiction, including pricing and reimbursement approval.

1.57.“Regulatory Authority” means any applicable Government Authority responsible for granting Regulatory Approvals for Product, including the FDA, NMPA, and any corresponding national or regional regulatory authorities.

1.58.“Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights (other than Patents) conferred by any Regulatory Authority with respect to a pharmaceutical or medical product, including without limitation [*].

1.59.“Regulatory Materials” means any regulatory application, submission, notification, communication, correspondence, registration, approval and other filings made to, received from or otherwise conducted with a Regulatory Authority regarding the Product, including any NDA and Regulatory Approval.

1.60.[*].

1.61.“Territory” means the following jurisdictions:  Mainland China, the Hong Kong Special Administrative Region, Macau Special Administrative Region, and Taiwan.

1.62.“Third Party” means an entity other than Cytokinetics, Ji Xing and Affiliates of either of them.

1.63.“U.S.” means United States of America, including all possession and territories thereof.

1.64.“Valid Claim” means a claim of a pending patent application or an issued and unexpired Patent (as may be extended through supplementary protection certificate or patent term extension or the like) that has not been revoked, held invalid or unenforceable by a patent office, court or other Governmental Authority of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period) and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise; provided that [*].

1.65.Additional Definitions.  The following table identifies the location of definitions set forth in various Sections of the Agreement:

Defined Terms	Section
[*]	2.6
Alliance Manager	3.1
API Supply Agreement	7.3(b)
Bundled Product	1.48
China Launch Date	8.2
Clinical Quality Agreement	5.5
CMO	7.1
Co-Packaged Product	1.48
Commercialization Plan	8.3
Cytokinetics Arising Product IP	10.1(b)
Cytokinetics Indemnitee(s)	13.1
Cytokinetics Prosecuted Patents	10.2(a)
Development Plan	4.3
Development Supply Agreement	7.3(a)
Global Brand Elements	10.7(b)
Global Commercialization Plan	8.4(a)
Global Development Plan	4.5(a)
Global Medical Affairs Plan	6.3(a)
Indemnified Party	13.3
Indemnifying Party	13.3
[*]	[*]
Initiation	9.2(b)(iii)

Defined Terms	Section
Ji Xing Indemnitee(s)	13.2
Joint Commercialization Committee or JCC	3.4
Joint Development Committee or JDC	3.3
Joint Steering Committee or JSC	3.2
Losses	13.1
Manufacturing Quality Agreement	7.3(c)
Medical Affairs Plan	6.2
Multi-Region Trial	4.5(b)
nHCM	1.32
NRDL	8.2
oHCM	1.32
Pharmacovigilance Agreement	5.5
Prior CDA	11.6
Product CMO	7.5(a)
Product CMO Agreement	7.5(a)
Product Infringement	10.3(a)
Product Marks	10.7(a)
Proposed Terms	15.3(c)
Purchase Price	7.2
[*]	8.5
Requirements	15.3(b)
Remedial Action	5.8
Royalty Term	9.4(b)
SEC	11.5(b)
Third Party IP	2.7(a)
Third Party License	2.7(b)
Term	14.1

Article 2
LICENSES

2.1.License Grant to Ji Xing.

(a)Subject to the terms and conditions of this Agreement, Cytokinetics hereby grants to Ji Xing an exclusive (even as to Cytokinetics but subject to Cytokinetics’ retained rights as set forth in Section 2.3), royalty-bearing license, with the right to grant sublicenses solely in accordance with Section 2.2, under the Cytokinetics Licensed IP to Develop and Commercialize the Product in the Field in the Territory during the Term of this Agreement.  For clarity, the foregoing license [*].

(b)Notwithstanding anything to the contrary herein, Ji Xing shall not (and shall not permit its Affiliates and sublicensees to) Develop, Manufacture or Commercialize the Product except in accordance with the Development Plan or Commercialization Plan.

2.2.Right to Sublicense.

(a)Subject to the terms and conditions of this Agreement, Ji Xing shall have the right to grant sublicenses of the license granted to it under Section 2.1:  (i) to any Affiliate [*], which shall [*], provided that [*]; and (ii) to Third Parties, which shall [*]; provided that [*].

(b)Each sublicense under the Cytokinetics Licensed IP shall be subject to a written agreement to which Cytokinetics, Ji Xing and the relevant sublicensee are party and that is consistent with the terms and conditions of this Agreement.  Without limiting the foregoing, each sublicense shall contain at least the following terms and conditions: (i) requiring each such sublicensee to protect and keep confidential any Confidential Information of the Parties in accordance with Article 11 of this Agreement; [*].

(c)Ji Xing shall remain directly responsible for all of its obligations under this Agreement that have been delegated or sublicensed to any sublicensee or other subcontractor.  Any sublicensee or subcontractor conduct, act, omission or state of affairs that would have constituted a breach of this Agreement shall be imputed to Ji Xing and deemed a breach of this Agreement as if such conduct, act, omission or state of affairs had been directly attributable to Ji Xing.  Ji Xing shall not grant a sublicense to any sublicensee or engage the services of any subcontractor that has been debarred or disqualified by a Regulatory Authority.

2.3.Cytokinetics Retained Rights. Notwithstanding the exclusive license granted to Ji Xing under Section 2.1, Cytokinetics hereby expressly retains the rights to use the Cytokinetics Licensed IP in the Field in the Territory in order to perform its obligations under this Agreement, whether directly or through its Affiliates, licensees, sublicensees or agents.  For clarity, Cytokinetics retains the exclusive right to practice, license and otherwise exploit the Cytokinetics Licensed IP outside the scope of the license granted to Ji Xing under Section 2.1, including the exclusive right to Develop and Commercialize the Compound and Product outside the Territory [*].

2.4.License Grant to Cytokinetics.  Ji Xing hereby grants to Cytokinetics a [*].

2.5.No Implied Licenses; Negative Covenant.  Except as set forth herein, neither Party shall acquire any license or other right or interest, by implication or otherwise, under any Know-How, Patent or other intellectual property of the other Party.  Ji Xing shall not, and shall not permit any of its Affiliates or sublicensees to, practice any Cytokinetics Licensed IP outside the scope of the license granted by Cytokinetics to Ji Xing under Section 2.1 of this Agreement.  Cytokinetics shall not, and shall not permit any of its Affiliates or sublicensees to, practice any Ji Xing Licensed IP outside the scope of the license granted by Ji Xing to Cytokinetics under Section 2.4 of this Agreement.

2.6.[*].  Notwithstanding anything to the contrary herein, if a Party [*], then all intellectual property rights that are [*], in each case shall be [*] by such Party to the other Party under this Agreement, provided, however, that if [*] the Development, Manufacture or Commercialization of or the conduct of Medical Affairs Activities for the Compound or Product, then such intellectual property right that [*].  For clarity, if the [*] under this Agreement, then the intellectual property [*] shall be [*].

2.7.Future Third Party In-License.

(a)If either Party becomes aware of any Patent or Know-How that is owned or controlled by a Third Party and is reasonably necessary or useful for the Development, Manufacture or Commercialization of the Product in the Field (such Patent or Know-How, “Third Party IP”), then such Party shall bring such matter to the attention of the other Party and the Parties shall discuss whether it is advisable for the Parties to obtain a license under Third Party IP for the Product in the Territory.

(b)As between the Parties, Cytokinetics shall have the exclusive right (but not the obligation) to obtain a worldwide license under such Third Party IP for the Product.  If Cytokinetics obtains such a worldwide license (a “Third Party IP License”), such Third Party IP, to the extent falling within the definition of Cytokinetics Licensed IP, shall be included in Cytokinetics Licensed IP and sublicensed to Ji Xing under the terms and conditions of this Agreement; provided however that Ji Xing shall reimburse Cytokinetics for (i) [*]; and (ii) [*].  Any reimbursement by Ji Xing under this Section 2.7(b) shall not be subject to the further royalty offset provisions of Section 9.4(c)(iv).

(c)If Cytokinetics has not obtained such a worldwide license with sublicense rights for the Territory by the date that is the later of (i) [*], or (ii) [*], unless the Parties otherwise agree, then Ji Xing shall have the right to obtain, at its own cost and expense (which shall be subject to royalty offset provisions of Section 9.4(c)(iv)), a license under such Third Party IP for the Product but only in the Field in the Territory.

2.8.No Diversion.  Each Party hereby covenants and agrees that it shall not, and shall ensure that its Affiliates and sublicensees shall not, either directly or indirectly, promote, market, distribute, import, sell or have sold any Product, including via the Internet or mail order, to any Third Party or to any address or Internet Protocol address or the like in the other Party’s territory or to any Third Party that such Party knows (or reasonably should know after due inquiry) has previously exported or is likely to export the Product to the other Party’s territory.  Neither Party shall engage, nor permit its Affiliates and sublicensees to engage, in any advertising or promotional activities relating to any Product for use directed primarily to customers or other buyers or users of the Product located in any country or jurisdiction in the other Party’s territory, or solicit orders from any prospective purchaser located in any country or jurisdiction in the other Party’s territory.  If a Party or its Affiliates or sublicensees receive any order for the Product from a prospective purchaser located in a country or jurisdiction in the other Party’s territory, such Party shall immediately refer that order to such other Party and shall not accept any such orders.  Neither Party shall, nor permit its Affiliates and sublicensees to, deliver or tender (or cause to be delivered or tendered) any Product to any Third Party for use in or distribution into the other Party’s territory, except as permitted under this Agreement including under Section 2.3.

2.9.[*]

2.10.Subcontractors.  Subject to the terms and conditions of this Agreement (including Section 2.2), Ji Xing shall have the right to engage subcontractors for purposes of conducting Development, Commercialization and other activities for Ji Xing under this Agreement, provided that any such subcontractor is bound by a written agreement that is consistent with the terms and conditions of this Agreement (including those relating to confidentiality, intellectual property rights and compliance).  Through the appropriate Committee, Ji Xing shall keep Cytokinetics informed on its selection and engagement of subcontractors, including the identity and qualification of any significant subcontractors it intends to engage in the Development and Commercialization of the Product, and shall consider in good faith Cytokinetics’ comments and suggestions before engaging the subcontractor.  Ji Xing shall remain directly responsible for any obligations under this Agreement that have been delegated or subcontracted to any subcontractor, and shall be directly responsible for the performance of its subcontractors.

Article 3
GOVERNANCE

3.1.Alliance Managers.  Each Party hereby appoints the person listed on Exhibit A to act as its alliance manager under this Agreement as of the Effective Date (the “Alliance Manager”).  The Alliance Managers shall facilitate the flow of information and otherwise promote communication, coordination and collaboration between the Parties and raise cross-Party and/or cross-functional issues in a timely manner.  Each Party may replace its Alliance Manager by written notice to the other Party.

3.2.Joint Steering Committee.  Each Party hereby appoints the Chief Executive Officer of Cytokinetics and the Chairman of Ji Xing to serve on a joint steering committee (the “Joint Steering Committee” or the “JSC”) to manage the overall collaboration of the Parties under this Agreement.  The JSC shall in particular:  (a) review, discuss and approve the overall strategy for the Development of the Product in the Field in the Territory; (b) review and discuss the overall strategy for the Manufacture, Medical Affairs Activities and Commercialization of the Product in the Field in the Territory; (c) provide a forum for the discussion and coordination of the Parties’ activities under this Agreement; (d) direct and oversee the operation of the JDC, JCC and any other joint subcommittee established by JSC, including resolving any disputed matter of the JDC, JCC and other joint subcommittees; (e) establish other joint subcommittees as necessary or advisable to further the purpose of this Agreement; and (f) perform such other functions as expressly set forth in this Agreement or allocated to it by the Parties’ written agreement.

3.3.Joint Development Committee.  Each Party hereby appoints three (3) representatives listed on Exhibit A to serve on a joint development committee (the “Joint Development Committee” or the “JDC”) as of the Effective Date to oversee the Development of the Product in the Field in the Territory under this Agreement.  The JDC shall in particular: [*].

3.4.Joint Commercialization Committee.  At a time to be determined by the JSC (but no later than the submission of the first NDA for the Product in the Territory), each Party shall appoints three (3) representatives to serve on a joint Commercialization committee (the “Joint Commercialization Committee” or the “JCC”) to oversee the Commercialization of the Product in the Field in the Territory under this Agreement.  The JCC shall in particular:  [*].

3.5.Limitation of Authority.  Each Committee shall only have the powers expressly assigned to it in this Article 3 and elsewhere in this Agreement and shall not have the authority to: (a) modify or amend the terms and conditions of this Agreement; (b) waive either Party’s compliance with the terms and conditions of this Agreement; or (c) determine any such issue in a manner that would conflict with the express terms and conditions of this Agreement.

3.6.Committee Members.  Each Party’s representatives on the Committees shall be an officer or employee of the applicable Party having sufficient seniority within such Party to make decisions arising within the scope of the applicable Committee’s responsibilities.  Each Party may replace its representatives on any Committee upon written notice to the other Party.  Each Party shall appoint one of its representatives on each Committee to act as a co-chairperson of such Committee.

3.7.Meetings.  Each Committee shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than once every Calendar Quarter.  Each Party may call additional ad hoc Committee meetings as the needs arise with reasonable advance notice to the other Party.  Meetings of any Committee may be held in person, by audio or video teleconference; provided that unless the Parties otherwise agree, at least [*] shall be held in person.  In-person Committee meetings shall be held at [*].  The co-chairpersons of the applicable Committee shall jointly prepare the agenda and minutes for each Committee meeting.  Each Party shall be responsible for all of its own expenses of participating in the Committee meetings.  No action taken at any Committee meeting shall be effective unless at least one representative of each Party is participating in such Committee meeting.

3.8.Non-Member Attendance.  Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend any Committee meeting in a non‑voting capacity; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide prior written notice to the other Party.  Such Party shall also ensure that such Third Party is bound by confidentiality and non-use obligations consistent with the terms of this Agreement.

3.9.Decision-Making.  All decisions of each Committee shall be made by unanimous vote, with each Party’s representatives having one vote.  If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JDC, JCC or any subcommittee established by the JSC, the representatives of the Parties on such Committee cannot reach an unanimous decision as to such matter within [*] after a Party has requested resolution of such matter by such Committee, such matter shall be referred to the JSC for resolution.  The JSC shall promptly meet and use good faith efforts to resolve such matter.  If the JSC cannot resolve such matter within [*] after such matter has been referred to them, then:

(a)[*]; and

(b)[*].

3.10.Discontinuation of Committees.  The activities to be performed by each Committee shall solely relate to governance under this Agreement, and are not intended to be or involve the delivery of services.  Each Committee shall continue to exist until the first to occur of: (a) the Parties mutually agreeing to disband such Committee; or (b) Cytokinetics providing written notice to Ji Xing of its intention to disband and no longer participate in such Committee.  Once the Parties mutually agree or Cytokinetics has provided written notice to disband any Committee, such Committee shall have no further obligations under this Agreement and, thereafter, the Alliance Managers shall be the contact persons for the exchange of information under this Agreement and decisions of such Committee shall be decisions as between the Parties, subject to the same respective decision-making rights and limitations set forth in Section 3.9 and other terms and conditions of this Agreement.

Article 4
DEVELOPMENT

4.1.General.  Subject to the terms and conditions of this Agreement, Ji Xing shall be responsible for the Development of the Product in the Field in the Territory, including the performance of Clinical Trials of the Product in the Field in the Territory necessary for Regulatory Approval.

4.2.Development Diligence.  Ji Xing shall carry out the initial Development Plan and subsequent Development Plans approved by the JDC and shall otherwise use Diligent Efforts to Develop the Product [*].  Without limiting the foregoing, Ji Xing shall use Diligent Efforts to [*].

4.3.Development Plan.  All Development of the Product conducted by or on behalf of Ji Xing under this Agreement shall be conducted pursuant to a comprehensive written Development plan that sets forth the timeline and details of all clinical and regulatory activities to be conducted by or on behalf of Ji Xing to obtain and maintain Regulatory Approval of the Product in the Field in each Market in the Territory (the “Development Plan”).  The Development Plan shall, except as expressly agreed by Cytokinetics in writing (e.g., to the extent required by the applicable Regulatory Authority or to address specific operational requirements in the Territory), be [*] and shall be focused [*].  As of the Effective Date, the Parties have agreed to the initial Development Plan, which is attached hereto as Exhibit B.  The JDC shall review and update the Development Plan within [*] after the Effective Date.  From time to time, but at least once every [*], Ji Xing shall propose updates or amendments to the Development Plan in consultation with Cytokinetics and submit such proposed updated or amended plan to the JDC for review, discussion, and approval, including the protocols of all Clinical Trials of the Product to be conducted by Ji Xing in the Territory and all investigator-sponsored and investigator-initiated trials of the Product in the Territory, in each case prior to any patient enrollment.  Once approved by the JDC, the updated or amended Development Plan shall become effective.  From time to time at its discretion, [*] may propose updates or amendments to the Development Plan if it reasonably believes that the then effective Development Plan is insufficient or may have an adverse effect on [*].

4.4.Technology Transfer.  As of the Effective Date, the Parties have agreed to an initial Technology Transfer Plan, which is attached hereto as Exhibit C (the “Technology Transfer Plan”), for Cytokinetics to provide and transfer to Ji Xing [*].  As promptly as practicable, but no later than [*] following the Effective Date, the Parties shall coordinate in good faith to review and revise the Technology Transfer Plan if necessary.  Upon Ji Xing’s reasonable request, Cytokinetics shall also provide Ji Xing with reasonable technical assistance in connection with such technology transfer, including reasonable access to Cytokinetics’ technical personnel involved in the research and Development of the Compound and Product.  [*].

4.5.Development Collaboration.

(a)Cytokinetics shall keep the JDC reasonably informed on its plans (including any updates and amendment thereto) for the global Development of the Product in sufficient detail for Ji Xing to conform the Development of the Product in the Field in the Territory to the Global Development Plan (the “Global Development Plan”).  Except as expressly agreed [*].

(b)The Parties shall collaborate with respect to the Development of the Product across their territories, and may agree to collaborate in the conduct of Clinical Trials designed to obtain and maintain Regulatory Approval of the Product in multiple countries and jurisdictions, both in and outside the Territory, through the conduct of Clinical Trials in multiple sites in such countries and jurisdictions as part of one unified Clinical Trial or separately but concurrently in accordance with a common Clinical Trial protocol (such Clinical Trial, a “Multi-Region Trial”).  [*].

(c)[*].

(d)[*].

4.6.Development in Other Indications.  As of the Effective Date, the Parties intend to focus the Development of the Product in the Territory for HCM [*].

4.7.Development Cost.  Ji Xing shall be solely responsible for all the costs and expenses to Develop the Product in the Territory.

4.8.Data Exchange and Use.  In addition to its adverse event and safety data reporting obligations pursuant to Section 5.5, each Party shall promptly provide the other Party with copies of all data and results and all supporting documentation (e.g. protocols, CRFs, analysis plans) generated from its Development of the Product.  Subject to Section 4.5(d), Ji Xing shall have the right to use the data provided by Cytokinetics for the purpose of obtaining and maintaining Regulatory Approval for and Commercializing the Product in the Field in the Territory.  Cytokinetics shall have the right to use the data provided by Ji Xing for the purpose of obtaining and maintaining Regulatory Approval for and Commercializing the Product outside the Territory.

4.9.Development Records.  Ji Xing shall maintain complete, current and accurate records of all Development activities conducted by or on behalf of Ji Xing hereunder, and all data and other information resulting from such activities.  Such records shall fully and properly reflect all work done and results achieved in the performance of the Development activities in good scientific manner appropriate for regulatory and patent purposes.  Ji Xing shall document all non-clinical studies and Clinical Trials in formal written study reports according to Applicable Laws and national and international guidelines (e.g., ICH, GCP, GLP, and cGMP).  Cytokinetics shall have the right to review and copy such records maintained by Ji Xing at reasonable times and to use such records and obtain access to the original for its research and development activities and regulatory and patent purposes or for other legal proceedings.

4.10.Development Reports.  Ji Xing shall keep Cytokinetics reasonably informed as to the progress and results of its and its Affiliates’ and sublicensees’ Development of the Product.  Without limiting the foregoing, the status, progress and results of the Development of the Product in the Territory shall be discussed at meetings of the JDC.  At least [*] before each regularly scheduled JDC meeting, Ji Xing shall provide the JDC with a written report summarizing its Development activities and the results thereof, covering subject matter at a level of detail reasonably required by Cytokinetics and sufficient to enable Cytokinetics to determine Ji Xing’s compliance with its diligence obligations pursuant to Section 4.2.  In addition, Ji Xing shall make available to Cytokinetics such additional information about its Development activities as may be reasonably requested by Cytokinetics from time to time.

Article 5
REGULATORY

5.1.General.

(a)The Development Plan shall set forth the regulatory strategy for seeking Regulatory Approvals of the Product in the Field in each Market in the Territory.  Ji Xing shall be responsible for all regulatory activities necessary for obtaining and maintaining Regulatory Approvals of the Product in the Field in the Territory, which regulatory activities shall be performed at Ji Xing’s own cost and expense and in accordance with the regulatory strategy set forth in the Development Plan.  Through the JDC, Ji Xing shall keep Cytokinetics informed of regulatory developments related to the Product in the Territory, including any decision by any Regulatory Authority in the Territory regarding the Product and Cytokinetics shall keep Ji Xing informed of regulatory developments related to the Product outside the Territory, including any decision by any Regulatory Authority outside the Territory regarding the Product.

(b)[*].

(c)After the completion of technology transfer under Section 7.5 [*], Ji Xing shall apply for Regulatory Approvals (as domestic product) of the Product that is manufactured domestically in Mainland China in Ji Xing SH’s name and, to the extent permitted by Applicable Laws, the Parties shall cooperate in good faith to [*].

5.2.Regulatory Materials.  Ji Xing shall provide Cytokinetics with drafts in English of all Regulatory Materials in a reasonable time (in any event no less than [*] for Regulatory Materials other than an NDA or other application for Regulatory Approval, which shall be drafted and reviewed based on a schedule to be agreed by the Parties) prior to submission for review and comment, and shall consider in good faith any comments received from Cytokinetics, which shall be provided within [*] of receipt. For clarity, [*].  In addition, Ji Xing shall notify Cytokinetics of any Regulatory Materials submitted to or received from any Regulatory Authority in the Territory and shall provide Cytokinetics with copies thereof within [*] after submission or receipt, and shall notify Cytokinetics of any other material communication with any Regulatory Authority in the Territory within [*] after such communication.  If any such Regulatory Material is not in the English language, Ji Xing shall also, [*] provide Cytokinetics with an English summary at the time of provision and a true, complete, accurate and certified English translation thereof as soon as practicable. If necessary, Cytokinetics shall assist Ji Xing in addressing any additional requirements requested by any Regulatory Authority in the Territory within a reasonable time (depending on the events), including providing existing supplementary data or documentation.

5.3.Regulatory Meetings.  Ji Xing shall provide Cytokinetics with advance notice for any meeting or discussion to be requested with any Regulatory Authority in the Territory related to the Product in accordance with Section 5.2 and shall notify Cytokinetics in writing promptly, but in any event within [*], after its receipt of written notice of any meeting or discussion with any Regulatory Authority in the Territory related to the Product.  Ji Xing shall participate in such meeting or discussion as Cytokinetics’ representative, provided however that [*].

5.4.Right of Reference.  Each Party hereby grants to the other Party the right of reference to all Regulatory Materials pertaining to the Product in the Field submitted by or on behalf of such Party.  Subject to Section 4.5(d), Ji Xing may use such right of reference to Cytokinetics’ Regulatory Materials in the Field for the purpose of obtaining and maintaining Regulatory Approval of the Product solely for indications in the Development Plan in the Territory, applying for pricing for and admission of the Product to the NRDL and satisfying other Commercialization related regulatory obligations for the Product in the Field in the Territory.  Cytokinetics may use such right of reference to Ji Xing’s Regulatory Materials in the Field solely for the purpose of obtaining and maintaining Regulatory Approval of the Product outside the Territory.

5.5.Adverse Events Reporting; Quality.  At least [*] prior to the expected initiation of the first Clinical Trial under this Agreement, the Parties shall enter into a pharmacovigilance and adverse event reporting agreement setting forth the worldwide pharmacovigilance procedures for the Parties with respect to the Product, such as safety data sharing, adverse events reporting and prescription events monitoring (the “Pharmacovigilance Agreement”).  Such procedures shall be in accordance with, and enable the Parties to fulfill, local and national regulatory reporting obligations under Applicable Laws.  Cytokinetics shall establish and maintain the global safety database for the Product and conduct overall signal detection and benefit risk evaluation of the Product.  Each Party shall hold the primary responsibility for reporting quality complaints, adverse events and safety data related to the Product in its territory to such database and to the applicable Regulatory Authorities in its territory, as well as responding to safety issues and to all requests of Regulatory Authorities in its territory related to the Product, in each case at its own cost and to the extent required by the Applicable Laws.  Cytokinetics agrees to support Ji Xing on safety issues or safety request related to the Product when output from global safety database is required.  At least [*] prior to the expected initiation of the first Clinical Trial under this Agreement, the Parties shall enter into a clinical quality agreement for the Territory (the “Clinical Quality Agreement”).  Each Party agrees to comply with its respective obligations under the Pharmacovigilance Agreement and Clinical Quality Agreement and to cause its Affiliates, licensees and sublicensees to comply with such obligations.

5.6.Regulatory Audits and Inspection.  Upon [*] notification, Cytokinetics or its representatives shall be entitled to conduct an audit of the regulatory and safety/pharmacovigilance systems, procedures and practices of Ji Xing, its Affiliates, sublicensees or subcontractors (including clinical trial sites) relating to the Development, Manufacture, and Commercialization of and Medical Affairs Activities for the Product in the Field in the Territory.  Ji Xing shall provide Cytokinetics with prompt advance notice of any inspection of Ji Xing, its Affiliates, sublicensees or subcontractors by any Regulatory Authority within [*] of being notified of such an inspection by the Regulatory Authority and shall provide Cytokinetics with all information pertinent thereto (including all copies of all notices, filings and correspondences received from or submitted to the Regulatory Authority in connection therewith relating to the Compound or Product).  [*].  To the extent required by Applicable Laws, Cytokinetics shall promptly provide Ji Xing with existing documented evidence or materials owned by holder of Regulatory Approvals that are requested by inspectors or otherwise assist Ji Xing with such regulatory inspections.  [*].

5.7.No Harmful Actions.  If Cytokinetics believes that Ji Xing is taking or intends to take any action with respect to the Compound or Product that could have a material adverse impact upon the regulatory status of the Compound or Product outside the Territory, Cytokinetics shall have the right to bring the matter to the attention of the JDC and the Parties shall promptly meet to discuss in good faith to resolve such concern.  Without limiting the foregoing, unless the Parties otherwise agree: (a) Ji Xing shall not communicate with any Regulatory Authority having jurisdiction outside the Territory, unless so ordered by such Regulatory Authority, in which case Ji Xing shall immediately notify Cytokinetics of such order; and (b) Ji Xing shall not submit any Regulatory Materials or seek Regulatory Approvals for the Compound or Product outside the Territory.

5.8.Remedial Actions.  Each Party shall notify the other immediately, and promptly confirm such notice in writing, if it obtains information indicating that any Product may be subject to any recall, corrective action or other regulatory action by any Governmental Authority or Regulatory Authority (a “Remedial Action”).  The Parties shall assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action.  Ji Xing shall have sole discretion with respect to any matters relating to any Remedial Action in the Territory, including the decision to commence such Remedial Action and the control over such Remedial Action, provided that Ji Xing shall provide advance notice to Cytokinetics and consider in good faith Cytokinetics’ comments regarding such Remedial Action.  The cost and expenses of any Remedial Action in the Territory shall be borne [*].  Ji Xing shall, and shall ensure that its Affiliates and sublicensees will, maintain adequate records to permit Ji Xing to trace the distribution, sale and use of the Product in the Territory.

Article 6
MEDICAL AFFAIRS ACTIVITIES

6.1.General.  Subject to the terms and conditions of this Agreement, Ji Xing shall be responsible for conducting Medical Affairs Activities for the Product in the Field in the Territory, at Ji Xing’s own cost and expense.

6.2.Medical Affairs Plan.  Ji Xing shall conduct all Medical Affairs Activities for the Product in the Field in the Territory pursuant to a written Medical Affairs Activities plan that set forth the timeline and details of all Medical Affairs Activities to be conducted by or on behalf of Ji Xing for the Product in the Field in the Territory (the “Medical Affairs Plan”), which plan shall, [*].  No later than [*] before the planned initiation of the first Clinical Trial of the Product in the Field in the Territory, Ji Xing [*].  Thereafter, from time to time, but at least [*], Ji Xing shall prepare updates or amendments to the Medical Affairs Plan [*].

6.3.Coordination of Medical Affairs Activities.

(a)Cytokinetics shall keep the JDC reasonably informed on its plans (including any updates and amendment thereto) for the global Medical Affairs Activities for the Product (the “Global Medical Affairs Plan”) in sufficient detail [*].

(b)The Parties shall collaborate with respect to Medical Affairs Activities for the Product across their territories.  If the Parties agree to jointly conduct any specific Commercialization activities for the benefit of the Product in both Parties’ territories, the Parties shall negotiate and agree on the details of such activities, including allocation of responsibilities, budget and cost sharing.  [*].  For clarity, Ji Xing shall not conduct any Medical Affairs Activities for the Product outside the Field or Territory without Cytokinetics’ express prior written consent.

6.4.Medical Affairs Activities Reports.  Ji Xing shall keep Cytokinetics informed of its, its Affiliates’ and sublicensees’ Medical Affairs Activities with respect to the Product.  Without limiting the foregoing, at each regularly scheduled JDC meeting, Ji Xing shall provide the JDC with a reasonably detailed report summarizing the Medical Affairs Activities performed by or on behalf of Ji Xing for the Product in the Field in the Territory.  In addition, Ji Xing shall make available to Cytokinetics such additional information about its Medical Affairs Activities as may be reasonably requested by Cytokinetics from time to time.

Article 7
MANUFACTURE AND SUPPLY

7.1.Supply by Cytokinetics.  Except as provided in Section 7.5 below, Cytokinetics shall, either by itself or through its Affiliates or Third Party contract manufacturers (each a “CMO”), Manufacture and supply to Ji Xing, and Ji Xing shall purchase from Cytokinetics, [*].

7.2.Purchase Price.  Ji Xing shall pay Cytokinetics for the Product supplied by Cytokinetics at a price [*] (the “Purchase Price”).  The Purchase Price does [*].  Cytokinetics shall deliver the Product to [*] and shall invoice Ji Xing for the Purchase Price upon such delivery.  Ji Xing shall pay the invoiced Purchase Price within [*] after the date of the invoice.

7.3.Supply Agreements.

(a)As soon as reasonably practicable after the Effective Date, the Parties shall negotiate and execute a separate development supply agreement (the “Development Supply Agreement”) setting forth the mutually agreed terms for the Manufacture and supply of the Product to Ji Xing for Development use in the Territory.  The Development Supply Agreement shall be consistent with the terms and conditions of this Agreement.

(b)[*].  The API Supply Agreement shall be consistent with the terms and conditions of this Agreement and shall include mutually agreed and customary terms for such supply agreement, including a detailed forecast and ordering mechanism.  In addition, the API Supply Agreement shall also provide mechanisms to address Cytokinetics’ CMO’s failure to supply (to be defined in the API Supply Agreement).

(c)The Parties agree that, following the Effective Date, they shall negotiate and enter into a separate manufacturing quality agreement (the “Manufacturing Quality Agreement”).

7.4.[*].

7.5.Domestic Manufacture.

(a)[*].

(b)[*].

(c)[*].

(d)[*].

(e)[*].

Article 8
COMMERCIALIZATION

8.1.General.  Subject to the terms and conditions of this Agreement, Ji Xing shall, either by itself or through its Affiliates, sublicensees or Third Party contractor(s), be solely responsible for the Commercialization of the Product in the Field in the Territory, at Ji Xing’s own cost and expense, including developing and executing a commercial launch plan, product marketing and promotional efforts, market access and pricing strategies, speaker programs, negotiating with applicable Governmental Authorities regarding the price and reimbursement mechanisms, booking sales, product distribution, providing customer and product support (including handling medical queries), and performing other related functions.

8.2.Commercialization Diligence.  Ji Xing shall use Diligent Efforts to Commercialize the Product [*].  Without limiting the foregoing, Ji Xing shall use Diligent Efforts to [*].

8.3.Commercialization Plan.  No later than [*] before the anticipated date of the submission of the first NDA for the Product in the Field in the Territory, Ji Xing shall submit to the JCC for review and discussion a written Commercialization plan that sets the timeline and details of all major Commercialization activities planned for the Product in the Territory (the “Commercialization Plan”).  Thereafter, from time to time, but at least [*], Ji Xing shall prepare updates or amendments to the Commercialization Plan to reflect changes in such plans, including those in response to changes in the marketplace, relative success of the Product, and other relevant factors influencing such plan and activities, and submit such updated or amended plan to JCC for review and discussion before such updates and amendments become effective.  Except as expressly agreed by Cytokinetics in writing or to the extent required by the applicable Regulatory Authority or to address specific operational requirements in the Territory, the Commercialization Plan shall be [*] for the Product, and the Commercialization of the Product in the Territory shall be conducted in accordance with the Commercialization Plan as amended from time to time.

8.4.Coordination of Commercialization Activities.

(a)Cytokinetics shall keep the JCC reasonably informed on its plans (including any updates and amendment thereto) for the global Commercialization of the Product (the “Global Commercialization Plan”) in sufficient detail in order for Ji Xing to [*] the Commercialization of the Product in the Field in the Territory [*].

(b)The Parties recognize that they may benefit from the coordination of certain activities in support of the Commercialization of the Product across their territories.  As such, the Parties may coordinate such activities where appropriate, including scientific and medical communication, health economics and product positioning.  Ji Xing shall submit to the JCC for review and comment prior to use materials proposed to be used in connection with the promotion and other Commercialization of the Product, and Ji Xing shall consider in good faith Cytokinetics’ comments and suggestions regarding such materials[*].  If the Parties agree to jointly conduct any specific Commercialization activities for the benefit of the Product in both Parties’ territories, the Parties shall negotiate and agree on the details of such activities, including allocation of responsibilities, budget and cost sharing.  [*].  For clarity, Ji Xing shall not conduct any Commercialization of the Product outside the Field or Territory without Cytokinetics’ express prior written consent.

8.5.[*].

8.6.Commercialization Reports.  Ji Xing shall keep Cytokinetics informed of its, its Affiliates’ and sublicensees’ Commercialization activities with respect to the Product.  Without limiting the foregoing, Ji Xing shall update the JCC at each regularly scheduled JCC meeting regarding the Commercialization activities with respect to the Product in the Territory.  Each such update shall be in a form to be agreed by the JCC and shall summarize Ji Xing’s, its Affiliates’ and sublicensees’ significant Commercialization activities with respect to the Product in the Territory, covering subject matter at a level of detail reasonably required by Cytokinetics and sufficient to enable Cytokinetics to determine Ji Xing’s compliance with its diligence obligations pursuant to Section 8.2.  In addition, Ji Xing shall make available to Cytokinetics such additional information about its Commercialization activities as may be reasonably requested by Cytokinetics from time to time. Ji Xing shall [*].

Article 9
PAYMENTS AND MILESTONES

9.1.Upfront Payment.  In partial consideration of the rights granted by Cytokinetics to Ji Xing hereunder, Ji Xing shall pay to Cytokinetics a one-time, non-refundable and non-creditable upfront payment of twenty five million Dollars ($25,000,000) within [*] of the Effective Date.

9.2.Development Milestones Payments.

(a)Milestone Events.  Subject to the remainder of this Section 9.2, Ji Xing shall pay to Cytokinetics the following one-time, non-refundable and non-creditable Development milestone payments set forth in the table below upon the first achievement of the corresponding milestone event:

	Development Milestone Event	Milestone Payment
1)	[*]	[*]
2)	[*]	[*]
3)	[*]	[*]
4)	[*]	[*]
5)	[*]	[*]
6)	[*]	[*]
7)	[*]	[*]
8)	[*]	[*]
9)	[*]	[*]
10)	[*]	[*]
11)	[*]	[*]
12)	[*]	[*]
13)	[*]	[*]
	Total	[*]

(b)Milestone Conditions.

(i)Each milestone payment set forth above shall be due and payable only once, regardless of how many times such milestone event is achieved.  The aggregate milestone payments under this Section 9.2 for oHCM, nHCM and [*] shall not exceed [*].  Prior to the inclusion of any additional indication (other than [*]) in the Development Plan, the Parties will agree on milestone payments for such indication, taking into consideration [*].

(ii)Each milestone payment set forth above shall be due and payable irrespective of whether such milestone event is achieved by Cytokinetics, Ji Xing, their Affiliates, licensee or sublicensee.

(iii)As used herein, [*] of a Clinical Trial means the [*] such Clinical Trial (as applicable).

(iv)If a [*] of a clinical or regulatory requirement that would have satisfied a milestone (e.g., for [*]) is sought from and granted by the relevant Regulatory Authority (i.e. [*]), then the milestone shall be deemed achieved upon such grant of such [*].

(v)In the event that any milestone event has not been achieved for a particular Market and/or indication at the time of achievement of a milestone event having a [*] for such Market and/or indication [*], then each [*] for such Market and/or indication shall be deemed [*] at the time of achievement of the [*] for such Market and/or indication.

(c)Notice and Payment.  For milestones set forth above to be achieved [*] after the first achievement of such milestone.  For milestones set forth above to be achieved [*] after the first achievement of such milestone, provided, however that in each case, [*].  Ji Xing shall pay to Cytokinetics the corresponding milestone payment within [*] after the delivery or receipt of the notice for the achievement of such milestone.

9.3.Sales Milestone Payments.

(a)Milestone Events.  Subject to the remainder of this Section 9.3, Ji Xing shall pay to Cytokinetics the following one-time, non-refundable and non-creditable sales milestone payments set forth in the table below when the aggregated Net Sales of all Products sold in the Territory in a Calendar Year first reach the corresponding threshold value indicated below.

First Calendar Year in which Aggregate Net Sales of Product in the Territory Exceed		Milestone Payment
1.	[*]	[*]
2.	[*]	[*]
3.	[*]	[*]
4.	[*]	[*]
	Total	[*]

(b)Milestone Conditions.  Each sales milestone payment set forth above shall be due and payable only once, regardless of how many times such milestone event is achieved.  The aggregate milestone payments under this Section 9.3 shall not exceed [*].  For clarity, the sales milestone payments in this Section 9.3 are [*], then the milestone payments for [*] shall be payable.

(c)Notice and Payment.  As [*], Ji Xing shall provide written notice to Cytokinetics if the aggregated Net Sales of the Product in the Territory first reach any threshold value set forth in Section 9.3(a) above during the time period to which such report pertains.  Ji Xing shall pay to Cytokinetics the corresponding milestone payments [*].

9.4.Royalty Payments.

(a)Royalty Rates.  Subject to the remainder of this Section 9.4, Ji Xing shall make quarterly non-refundable royalty payments to Cytokinetics on the Net Sales of all Products sold in the Territory, as calculated by multiplying the applicable royalty rate set forth in the table below by the corresponding amount of incremental, aggregated annual Net Sales of all Products sold in the Territory in the applicable Calendar Year.

For that portion of annual Net Sales of the Product in the Territory			Royalty Rate
1)	less than	[*]	[*]
2)	equal to or greater than and less than	[*] [*]	[*]
3)	equal to or greater than and less than	[*] [*]	[*]
4)	equal to or greater than	[*]	[*]

(b)Royalty Term. Royalties shall be paid on aggregate annual Net Sales of the Product (with sales of all versions, strengths and SKUs of the Product consolidated) in the Territory.  Ji Xing’s obligation to pay royalties pursuant to this Section 9.4 shall continue [*] (the “Royalty Term”).

(c)Royalty Reductions.

(i)If a Product is generating Net Sales in a Market during the applicable Royalty Term at a time when a Generic Product with respect to such Product is being sold in such Market, and such Generic Product(s) [*], then the royalty rates applicable to Net Sales of such Product in such Market shall be reduced to [*] of the royalty rates set forth in the table in Section 9.4(a), but only for so long as the Generic Product with respect to such Product is being sold in such Market with such [*].

(ii)If a Product is generating Net Sales in a Market during the applicable Royalty Term at a time when:  (A) there is [*], then the royalty rates applicable to Net Sales of such Product in such Market shall be reduced by [*] for so long as the conditions in this Section 9.4(c)(ii) are met.

(iii)If at any time during the Royalty Term the [*], then the royalty rates applicable to Net Sales of such Product in such Market shall be reduced by [*].

(iv)If it is necessary for Ji Xing to obtain a license from a Third Party to any Patent owned by such Third Party in order to sell the Product in a Market in the Territory and Ji Xing obtains such a license (and Cytokinetics had not obtained a license to such Patent pursuant to Section 2.7(b) Ji Xing shall have the right to deduct, from the royalty payment that would otherwise have been due pursuant to this Section 9.4 with respect to Net Sales of such Product in such Market in a particular Calendar Quarter, an amount equal to [*] of all payments by Ji Xing to such Third Party pursuant to such license on account of the sale of such Product in such Market during such Calendar Quarter.  Payments made by Ji Xing to Cytokinetics pursuant to Section 2.7(b) shall not be a basis for royalty reduction under this Section 9.4(c)(iv).

(v)Notwithstanding the foregoing, in no event shall the operation of Sections 9.4(c)(i), (ii), (iii) or (iv), individually or in combination, reduce the royalties paid to Cytokinetics with respect to the Net Sales of any Product in any Market in the Territory in any Calendar Quarter to less than [*] of the amount that would otherwise have been due pursuant to Section 9.4(a) with respect to such Net Sales; provided that [*].

(d)Basis for Royalty.  This Section 9.4 is intended to provide for payments to Cytokinetics equal to the percentages of Net Sales set forth in this Section 9.4 for the duration of the Royalty Term.  In establishing this payment structure, the Parties recognize, and Ji Xing acknowledges, the substantial value of the various actions and investments undertaken by Cytokinetics prior to the Effective Date and that Cytokinetics will undertake under this Agreement, and that the value of the Cytokinetics Licensed IP licensed to Ji Xing hereunder resides substantially in Cytokinetics Know-How.  As a result, the Parties attribute such value to Cytokinetics’ leading proprietary knowledge in the subject matter, including trade secrets, preclinical and clinical data pertaining to the Compound and Product, and regulatory filings made by Cytokinetics prior to the Effective Date, in each case created or generated by Cytokinetics through the expenditure of significant resources and as a result of Cytokinetics’ unique innovative capabilities.  The Parties agree that because Cytokinetics is not separately compensated under this Agreement for such additional benefits, the royalties set forth above are appropriate for the duration of the Royalty Term.  The Parties have agreed to the payment structure set forth herein as a convenient and fair mechanism for both Parties in order to compensate Cytokinetics for these additional benefits as part of the overall consideration for Cytokinetics to enter into this Agreement.

(e)Royalty Report and Payment.  Within [*] after the end of each Calendar Quarter, commencing with the first Calendar Quarter in which there is any sale of the Product anywhere in the Territory, Ji Xing shall provide Cytokinetics with a report that contains the following information for the applicable Calendar Quarter, on a Market-by-Market basis: (i) the amount of gross sales of the Product, (ii) an itemized calculation of Net Sales showing separately each type of deduction provided for in the definition of “Net Sales,” (iii) a calculation of the royalty payment due on such sales in Dollars, including the exchange rate and any reduction under Section 9.4(c), and (iv) the aggregate Net Sales of the past twelve (12) months and whether any sales milestone has been achieved.  Concurrent with the delivery of the applicable quarterly report, Ji Xing shall pay to Cytokinetics in Dollars the royalties owed with respect to Net Sales for such Calendar Quarter.

9.5.Currency; Exchange Rate; Blocked Currency.  All payments to be made by Ji Xing to Cytokinetics under this Agreement shall be made in Dollars by bank wire transfer in immediately available funds to a bank account designated by written notice from Cytokinetics.  The rate of exchange to be used in computing the amount of currency equivalent in Dollars shall be made at the average of the closing exchange rates reported in The Wall Street Journal (U.S., Eastern Edition) for the first, middle and last Business Days of the applicable reporting period for the payment due.  In the event that, by reason of Applicable Laws in any country or region in the Territory, it becomes impossible or illegal for Ji Xing to transfer, or have transferred on its behalf, payments owed to Cytokinetics hereunder, Ji Xing will promptly notify Cytokinetics of the conditions preventing such transfer and such payments will be deposited in local currency in the relevant country to the credit of Cytokinetics in a recognized banking institution designated by Cytokinetics or, if none is designated by Cytokinetics within a period of [*] days, in a recognized banking institution selected by Ji Xing, as the case may be, and identified in a written notice given to Cytokinetics.

9.6.Late Payments.  Time is of the essence in respect of all payment obligations under Sections 9.1, 9.2, 9.3, and 9.4 above.  In addition, if Cytokinetics does not receive undisputed payment of any sum due to it on or before the due date therefor, simple interest shall thereafter accrue on the sum due to Cytokinetics from the due date until the date of payment at a per-annum rate of [*] or the maximum rate allowable by Applicable Laws, whichever is less.

9.7.Financial Records and Audits.  Ji Xing shall (and shall ensure that its Affiliates and sublicensees will) maintain complete and accurate records in accordance with GAAP and in sufficient detail for [*] from the creation of such individual records to permit Cytokinetics to confirm the accuracy of Net Sales reported by Ji Xing and amounts payable under this Agreement.  Upon no less than [*] prior notice, such records shall be open for examination, during regular business hours, for a period of [*] from the creation of individual records, and not more often than once each Calendar Year, by an independent certified public accountant selected by Cytokinetics and reasonably acceptable to Ji Xing, for the sole purpose of verifying for Cytokinetics the accuracy of the Net Sales and royalty reports provided by Ji Xing under this Agreement. Any such auditor shall not disclose Ji Xing’s or its Affiliates’ or sublicensees’ Confidential Information, except to the extent such disclosure is necessary to verify the accuracy of Net Sales reported by Ji Xing and amounts payable under this Agreement.  Cytokinetics shall bear the cost of such audit [*].  Ji Xing shall pay to Cytokinetics any undisputed underpayment discovered by such audit within [*] after the accountant’s report, plus interest (as set forth in Section 9.6) from the original due date. Any overpayment by Ji Xing revealed by an audit shall be fully-creditable against future payment owed by Ji Xing to Cytokinetics (and if no further payments are due, shall be refunded by Cytokinetics at the request of Ji Xing). Ji Xing shall include in each relevant sublicense granted by it a provision requiring the sublicensee to maintain records of sales of the Product made pursuant to such sublicense and to grant access to such records to the same extent and under the same obligations as required of Ji Xing under this Agreement.

9.8.Taxes.

(a)Taxes on Income.  [*], including applicable withholding taxes, VAT, stamp duty or other taxes required by Applicable Laws.  In particular, with respect to any [*].

(b)Tax Cooperation.  The Parties agree to cooperate with one another and use reasonable efforts to avoid or reduce tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made under this Agreement.  To the extent Ji Xing is obligated to deduct and withhold taxes on any payment to Cytokinetics, [*].  Cytokinetics shall provide Ji Xing any [*] under an applicable bilateral income tax treaty between the applicable countries within the Territory and the U.S. and countries in which Cytokinetics has operations.  Cytokinetics shall use reasonable efforts to provide [*].  At the request of Cytokinetics, Ji Xing shall provide reasonable assistance and cooperation to enable the recovery, to the extent permitted by Applicable Laws, of withholding taxes or similar obligations resulting from payments made under this Agreement.

(c)Tax Status.  [*].

(d)[*].

Article 10
INTELLECTUAL PROPERTY

10.1.Arising Product IP.

(a)Except as set forth in Section 10.1(b) below, ownership of all Arising Product IP shall be based on inventorship, as determined in accordance with the rules of inventorship under United States patent laws.  Each Party shall solely own any Arising Product IP made solely by its and its Affiliates’ employees, agents, or independent contractors.  The Parties shall jointly own any Arising Product IP that are made jointly by employees, agents, or independent contractors of one Party and its Affiliates together with by employees, agents, or independent contractors of the other Party and its Affiliates.  Except to the extent either Party is restricted by the licenses granted to the other Party under this Agreement, each Party shall be entitled to practice, license, assign and otherwise exploit any Arising Product IP jointed owned by the Parties (including any Patent claiming such jointly owned Arising Product IP), without a duty of accounting or seeking consent from the other Party.

(b)Notwithstanding Section 10.1(a), Cytokinetics shall [*].  Ji Xing shall [*].  For clarity, [*].

(c)Each Party shall promptly disclose to the other Party all Arising Product IP invented or generated by or on behalf of such Party under this Agreement, including any invention disclosures, or other similar documents, submitted to it by its employees, agents or independent contractors describing such Arising Product IP, and shall promptly respond to reasonable requests from the other Party for additional information relating to such Arising Product IP.

10.2.Patent Prosecution.

(a)As between the Parties, Cytokinetics shall have the first right to file, prosecute and maintain all Cytokinetics Patents and Patents claiming any Arising Product IP (including jointly owned Patents) (collectively, the “Cytokinetics Prosecuted Patents”) throughout the world.  Cytokinetics shall be responsible for the cost and expenses of filing, prosecuting and maintaining the Cytokinetics Prosecuted Patents both inside and outside the Territory.

(b)Cytokinetics shall consult with Ji Xing and keep Ji Xing reasonably informed of the status of the Cytokinetics Prosecuted Patents in the Field in the Territory and shall promptly provide Ji Xing with all material correspondence received from any patent authority in the Territory in connection therewith.  In addition, Cytokinetics shall promptly provide Ji Xing with drafts of all proposed material filings and correspondence to any patent authority in the Territory with respect to the Cytokinetics Prosecuted Patents in the Field for Ji Xing’s review and comment prior to the submission of such proposed filings and correspondences.  Cytokinetics shall confer with Ji Xing and [*] Ji Xing’s comments prior to submitting such filings and correspondences in the Territory, provided that Ji Xing shall provide such comments within [*] of receiving the draft filings and correspondences from Cytokinetics.

(c)Ji Xing shall provide Cytokinetics all reasonable assistance and cooperation in the patent prosecution efforts under this Section 10.2 at its own expense, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.

(d)If Cytokinetics intends to abandon or cease prosecution or maintenance of any Cytokinetics Prosecuted Patent in the Territory, Cytokinetics shall provide prior notice to Ji Xing of such intention (which notice must be given at least [*] in advance of the next deadline to take any action in the relevant patent office necessary to maintain existing rights in any such Cytokinetics Prosecuted Patent). Upon Ji Xing’s written election provided no later than [*] after such notice from Cytokinetics, Cytokinetics shall either (i) continue prosecution and maintenance of such Cytokinetics Prosecuted Patent at Ji Xing’s direction and expense or (ii) permit Ji Xing to assume prosecution and maintenance of such Cytokinetics Prosecuted Patent at its own expense and using patent counsel of its choosing.  If Cytokinetics decides to abandon or cease prosecution or maintenance and Ji Xing elects to assume prosecution or maintenance of any Cytokinetics Prosecuted Patent in accordance with this Section 10.2, for the avoidance of doubt, such Cytokinetics Prosecuted Patent shall no longer be a Cytokinetics Patent for the purposes of royalty payment provisions under Section 9.4 of this Agreement.

(e)Each Party shall, and shall cause its Affiliates and Representatives to, provide all reasonable assistance and cooperation in connection with prosecution and maintenance activities under this Section 10.2, including by making its employees, agents, and independent contractors reasonably available and executing any necessary documents or instruments, including powers of attorney.

10.3.Patent Enforcement.

(a)Each Party shall promptly notify the other Party if it becomes aware of any alleged or threatened infringement by a Third Party of any of the Cytokinetics Patents, which infringement adversely affects or is expected to adversely affect the Product in the Field in the Territory, and any related declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability or non-infringement of any of the Cytokinetics Patents in the Territory (collectively “Product Infringement”).

(b)As between the Parties, Ji Xing shall have the first right to bring and control any legal action in connection with such Product Infringement in the Territory at its own expense as it reasonably determines appropriate.  If Ji Xing does not bring such legal action within [*] after the notice provided pursuant to Section 10.3(a), Cytokinetics shall have the right to bring and control any legal action in connection with such Product Infringement in the Territory at its own expense as it reasonably determines appropriate.

(c)At the request and expense of the Party bringing an action under Section 10.3(b) above, the other Party shall provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required by Applicable Laws to pursue such action.  In connection with any such enforcement action, the enforcing Party shall keep the other Party reasonably informed on the status of such action and shall not enter into any settlement admitting the invalidity or non-infringement of, or otherwise impairing the other Party’s rights in the Cytokinetics Patents without the prior written consent of the other Party.  The non-enforcing Party shall be entitled to separate representation in such enforcement action by counsel of its own choice and at its own expense.

(d)Any recoveries resulting from enforcement action relating to a claim of Product Infringement in the Territory shall be first applied against payment of each Party’s costs and expenses in connection therewith.  Any such recoveries in excess of such costs and expenses shall be retained by the enforcing Party, provided that if Ji Xing is the enforcing Party, then such excess recoveries shall be [*].

(e)Cytokinetics shall have the exclusive right to bring and control any legal action to enforce the Cytokinetics Patents against any infringement that is not a Product Infringement or is outside the Territory, in each case at its own expense and as it reasonably determines appropriate, and shall have the right to retain all recoveries.

10.4.Infringement of Third Party Rights.

(a)Each Party shall notify the other Party of any allegations it receives from a Third Party that the Development, Manufacture or Commercialization of any Product in the Field in the Territory under this Agreement infringes the intellectual property rights of such Third Party.  Such notice shall be provided promptly, but in no event after more than [*] following receipt of such allegations.  Such notice shall include a copy of any summons or complaint (or the equivalent thereof) received regarding the foregoing.  Thereafter, the Parties shall promptly meet to consider the claim or assertion and the appropriate course of action and may, if appropriate, agree on and enter into a “common interest agreement” wherein the Parties agree to their shared, mutual interest in the outcome of such potential dispute.  Each Party shall assert and not waive the joint defense privilege with respect to all communications between the Parties.

(b)Ji Xing shall be solely responsible for the defense of any such infringement claims brought against Ji Xing, at Ji Xing’s own cost and expense; provided, however, that the provisions of Section 10.3 shall govern the right of Ji Xing to assert a counterclaim of infringement of any Cytokinetics Patents; and provided further that Ji Xing shall [*].  Ji Xing shall keep Cytokinetics informed on the status of such defense action, and Cytokinetics shall have the right, but not the obligation, to participate and be separately represented in such defense action at its sole option and at its own expense.  Cytokinetics shall also have the right to control the defense of any infringement claim brought against Cytokinetics, at Cytokinetics’ own cost and expense.

10.5.Patents Licensed From Third Parties.  Each Party’s rights under this Article 10 with respect to the prosecution and enforcement of any Cytokinetics Patent that is licensed by Cytokinetics from a Third Party shall be subject to the rights of such Third Party to prosecute and enforce such Patent.

10.6.Patent Marking.  Ji Xing shall mark the Product sold in the Territory in accordance with the applicable patent marking laws, and shall require all of its Affiliates and sublicensees to do the same.  To the extent permitted by Applicable Laws, Ji Xing shall indicate on the product packaging and trade dress, advertisement and promotional materials that the Product is in-licensed from Cytokinetics, and shall display Cytokinetics’ corporate name and logo on the product packaging and trade dress, advertisement and promotional materials in addition to Ji Xing’s own corporate name and logo.

10.7.Trademarks.

(a)Subject to Section 10.7(b) below, Ji Xing shall have the right to brand the Product sold in the Territory using any trademarks and trade names it determines appropriate for the Product, which may vary by Market or within a Market (the “Product Marks”); provided that Ji Xing shall, through the JCC, consult with Cytokinetics and seek to obtain mutual agreement in writing regarding the selection of the Product Marks, and Ji Xing shall not select any mark or China approved drug name that is confusingly similar to any Global Brand Element as a Product Mark.  Ji Xing shall own all rights in the Product Marks in the Territory and shall register and maintain the Product Marks in the Territory that it determines reasonably necessary, at Ji Xing’s own cost and expense.

(b)Ji Xing acknowledges that Cytokinetics may develop a global branding strategy for the Product and adopt the key distinctive colors, logos, images, symbols, and trademarks to be used in connection with the Commercialization of the Product throughout the world (such branding elements, collectively, the “Global Brand Elements”).  Cytokinetics shall own all rights in the Global Brand Elements and shall register and maintain the Global Brand Elements in any country in the world as it determines reasonably necessary, at Cytokinetics’ own cost and expense.  Subject to the terms and conditions of this Agreement (including Section 11.5(a)), Cytokinetics hereby grants Ji Xing an exclusive, royalty free license, with the right to sublicense pursuant to Section 2.2 solely to use the then-current Global Brand Elements in Commercializing the Product in the Field in the Territory.  Ji Xing shall Commercialize the Product in the Territory using the Global Brand Elements [*].

Article 11
CONFIDENTIALITY

11.1.Confidentiality.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, for the Term and for a period of [*] years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information of the other Party pursuant to this Agreement.

11.2.Exceptions.  The foregoing confidentiality and non-use obligations shall not apply to any portion of the Confidential Information that the receiving Party can demonstrate by competent written proof:

(a)was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b)was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d)is subsequently disclosed to the receiving Party by a Third Party who has a legal right to make such disclosure; or

(e)is subsequently independently discovered or developed by the receiving Party without the aid, application, or use of the disclosing Party’s Confidential Information, as evidenced by a contemporaneous writing.

11.3.Authorized Disclosure.  Notwithstanding the obligations set forth in Section 11.1, a Party may disclose the other Party’s Confidential Information and the terms of this Agreement to the extent:

(a)such disclosure is reasonably necessary: (i) for the filing or prosecution of Patents as contemplated by this Agreement; (ii) in connection with regulatory filings for the Product; or (ii) for the prosecuting or defending litigation as contemplated by this Agreement;

(b)such disclosure is reasonably necessary: (i) to such Party’s directors, attorneys, independent accountants or financial advisors for the sole purpose of enabling such directors, attorneys, independent accountants or financial advisors to provide advice to the receiving Party, provided that in each such case on the condition that such directors, attorneys, independent accountants and financial advisors are bound by confidentiality and non-use obligations consistent with those contained in this Agreement; or (ii) to actual or potential investors, acquirors, licensors, licensees, collaborators or other business or financial partners (including royalty financing partners) solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, license, collaboration, financing or other business transaction; provided that in each such case on the condition that such disclosees are bound by confidentiality and non-use obligations consistent with those contained in the Agreement; or

(c)such disclosure is required by judicial or administrative process, provided that in such event such Party shall promptly inform the other Party such required disclosure and provide the other Party an opportunity to challenge or limit the disclosure obligations.  Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Article 11, and the Party disclosing Confidential Information pursuant to law or court order shall take all steps reasonably necessary, including seeking of confidential treatment or a protective order to ensure the continued confidential treatment of such Confidential Information.

Notwithstanding any other provision hereof, a Party who discloses the other Party’s Confidential Information or the terms of this Agreement to a Third Party pursuant to Section 11.3(b) shall be liable to the other Party if such Third Party violates the terms of its confidentiality obligation or any of the terms set forth in this Agreement as if such Third Party was a party hereto.

11.4.Scientific Publication. Except to the extent required by Applicable Laws, Ji Xing shall not publish any peer-reviewed manuscripts, or give other forms of public disclosure such as abstracts and presentations, relating to the Product, including the data and results of the Development of the Product, without Cytokinetics’ review and approval, which approval shall not be unreasonably withheld, delayed or conditioned.  Ji Xing shall deliver to Cytokinetics for review and approval a copy in English of any proposed scientific publication or presentation relating to the Product at least [*] before its intended submission for publication.  Cytokinetics shall have the right to require modifications of the proposed publication or presentation to protect Cytokinetics’ Confidential Information and for trade secret reasons [*].  Cytokinetics may also delay the submission of the proposed publication or presentation for an additional [*] as may be reasonably necessary to seek patent protection for the information disclosed in such proposed publication or presentation.  Ji Xing agrees to acknowledge the contribution of Cytokinetics and Cytokinetics’ employees in all publication as scientifically appropriate.

11.5.Publicity.

(a)The Parties may each issue a press release announcing this Agreement in a form approved in writing by the other Party ahead of the announcement.  Subject to the rest of this Section 11.5, no disclosure of the terms of this Agreement may be made by either Party, and no Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employee(s) in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by Applicable Laws.

(b)A Party may disclose this Agreement and its terms in securities filings with the Securities Exchange Commission (“SEC”) (or equivalent foreign agency) to the extent required by Applicable Laws after complying with the procedure set forth in this Section 11.5.  In such event, the Party seeking such disclosure will prepare a draft confidential treatment request and proposed redacted version of this Agreement to request confidential treatment for this Agreement, and the other Party agrees to promptly (and in any event, no less than [*] after receipt of such confidential treatment request and proposed redactions) give its input in a reasonable manner in order to allow the Party seeking disclosure to file its request within the time lines proscribed by applicable SEC regulations.  The Party seeking such disclosure shall exercise commercially reasonable efforts to obtain confidential treatment of the Agreement from the SEC as represented by the redacted version reviewed by the other Party.

(c)Each Party acknowledges that the other Party may be legally required to make public disclosures (including in filings with the SEC or other agency) of certain material developments or material information generated under this Agreement and agrees that each Party may make such disclosures as required by Applicable Laws, provided that the Party seeking such disclosure first provides the other Party a copy of the proposed disclosure, and provided further that (except to the extent that the Party seeking disclosure is required to disclose such information to comply with Applicable Laws) if the other Party demonstrates to the reasonable satisfaction of the Party seeking disclosure, within [*] of such Party’s providing the copy, that the public disclosure of previously undisclosed information will materially adversely affect the development and/or commercialization of a Product being developed and/or commercialized, the Party seeking disclosure will remove from the disclosure such specific previously undisclosed information as the other Party shall reasonably request to be removed.

(d)Other than the initial press release as described in Section 11.5(a) above and any public disclosure made pursuant to Section 11.5(c), the Parties agree that the portions of any other news release or other public announcement relating solely and specifically to the Development or Commercialization of the Product in the Territory that would disclose information other than that already in the public domain, shall first be reviewed and approved by both Parties (with such approval not to be unreasonably withheld or delayed); provided, however, that notwithstanding the foregoing, each Party shall have the right to disclose publicly (including on its website): (i) the fact that it has entered into this Agreement; (ii) the commencement, progress, status, completion and key results of each clinical trials conducted by the Parties under this Agreement; (iii) the receipt of any milestone or royalty payments from Ji Xing under this Agreement; (iv) Regulatory Approval of any Product in the Territory; and (v) the First Commercial Sale of any Product in the Territory.  For each such disclosure, unless a Party otherwise has the right to make such disclosure under this Article 11, such Party shall provide the other Party with a draft of such disclosure at least [*] prior to its intended release for such other Party’s review and comment, and shall consider such other Party’s comments in good faith.  If the disclosing Party does not receive comments from the other Party within [*], the disclosing Party shall have the right to make such disclosure without further delay. The Parties shall use reasonable efforts to coordinate the timing of such disclosures to be outside the trading hours of the NASDAQ, provided that Cytokinetics shall not be required to so delay such a disclosure where such delay would reasonably be expected to give rise to liability for or sanctions upon Cytokinetics in Cytokinetics’ sole judgment.

(e)The Parties agree that after a disclosure pursuant to Section 11.5(b), a press release (including the initial press release) or other public announcement pursuant to Section 11.5(a), 11.5(c) or 11.5(d) has been reviewed and approved by the other Party, either Party may make subsequent public disclosures reiterating such information without having to obtain the other Party’s prior consent or approval.

11.6.Prior CDA.  This Agreement supersedes the Mutual Non-Disclosure Agreement between Cytokinetics and Ji Xing’s Affiliate, Ji Xing Pharmaceuticals (Shanghai) Co., Ltd., dated [*] (the “Prior CDA”) with respect to information disclosed thereunder.  All information exchanged between the Parties under the Prior CDA shall be deemed Confidential Information of the disclosing Party and shall be subject to the terms of this Article 11.  This Section 11.6 is without prejudice to any accrued rights under the Prior CDA and shall not be deemed to have released or discharged any accrued liabilities of any Party under the Prior CDA.

11.7.Equitable Relief.  Each Party acknowledges that a breach of this Article 11 cannot reasonably or adequately be compensated in damages in an action at law and that such a breach shall cause the other Party irreparable injury and damage.  By reason thereof, each Party agrees that the other Party shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of the obligations relating to Confidential Information set forth herein.

11.8.Attorney-Client Privilege.  Neither Party is waiving, nor shall be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges or the like as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the other Party, regardless of whether the disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections.  The Parties: (a) share a common legal and commercial interest in such disclosure that is subject to such privileges and protections; (b) are or may become joint defendants in proceedings to which the information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either Party become subject to any actual or threatened proceeding to which the disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that after the Effective Date both the receiving Party and the disclosing Party shall have the right to assert such protections and privileges.

Article 12
REPRESENTATIONS AND WARRANTIES

12.1.Representations and Warranties of Each Party.  Each Party represents, warrants, and covenants (as applicable) to the other Party that:

(a)it is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the business of such Party;

(b)it has the corporate power and authority to enter into this Agreement and perform its obligations hereunder, it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder, and this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a valid and binding obligation of such Party that is enforceable against it in accordance with its terms;

(c)it is not a party to, and will not enter into during the Term, any agreement that would prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under the Agreement; and

(d)in the course of performing its obligations or exercising its rights under this Agreement, it shall comply with all Applicable Laws, in including as applicable, cGMP, GCP, and GLP standards, and shall not employ or engage any person or entity who has been debarred by any Regulatory Authority or otherwise excluded by any Governmental Authority from participating in any program sponsored or administered by a Governmental Authority, or, to such Party’s knowledge, is the subject of debarment or exclusion proceedings or investigation by a Regulatory Authority or other Governmental Authority.

12.2.Representations and Warranties of Cytokinetics.  Cytokinetics represents, warrants, and covenants (as applicable) to Ji Xing that:

(a)it has the right under the Cytokinetics Licensed IP to grant the licenses to Ji Xing as purported to be granted under Section 2.1 of this Agreement;

(b)it has not granted, and will not grant during the Term, any license or other right under the Cytokinetics Licensed IP that is inconsistent with the license granted to Ji Xing under Section 2.1;

(c)Cytokinetics has delivered to Ji Xing a complete list of all Cytokinetics Patents as of the Effective Date (the “Existing Patents”).  The Existing Patents (i) disclose and claim the Compound and the Product, (ii) as of the Effective Date, are pending and not abandoned, (iii) are solely and exclusively owned by Cytokinetics, free of any encumbrance, lien or claim of ownership by any Third Party, and, (iv) have been and will continue to be properly maintained and diligently prosecuted in the respective patent offices in the Territory in accordance with Applicable Laws, except as provided in Section 10.2(d).  [*] all fees applicable as of the Effective Date, if any, for prosecuting or maintaining the Existing Patents have been fully and timely paid.  For all PCT applications existing within the Cytokinetics Patents as of the Effective Date, if any, Cytokinetics has filed or will timely file, for each PCT application, a national stage application in each PCT contracting state within the Territory and a corresponding patent application in Taiwan;

(d)All inventor assignments with respect to inventions claimed in the Existing Patents have been or will be properly executed, recorded and perfected as necessary at each respective patent office in the Territory in accordance with Applicable Law;

(e)there are no pending or, to Cytokinetics’ Knowledge, alleged or threatened, (a) inter partes reviews, post-grant reviews, interferences, re-examinations or oppositions involving the Existing Patents that are in or before any patent authority (or other governmental authority performing similar functions) or (b) any inventorship challenges involving the Existing Patents that are in or before any patent or other governmental authority;

(f)Cytokinetics or its Affiliates own all Cytokinetics Licensed IP and none of Cytokinetics Licensed IP is in-licensed from a Third Party;

(g)no claim or litigation has been brought or asserted (and Cytokinetics has no Knowledge of any claim, whether or not brought or asserted) by any Third Party alleging that (i) the Existing Patents are invalid or unenforceable or (ii) the conception, development, reduction to practice, disclosing, copying, making, assigning or licensing of the Existing Patents or the Cytokinetics Know-How (including the existing Regulatory Materials) or the exploitation of a Compound or Product as contemplated herein, violates, infringes, constitutes misappropriation or otherwise conflicts or interferes with or would violate, infringe or otherwise conflict or interfere with, any intellectual property or proprietary right of any Third Party and (b) nor, to Cytokinetics’ Knowledge, do any facts or circumstances exist that would to give rise to any such claims;

(h)[*] the conception, development, and reduction to practice of the Existing Patents and Cytokinetics Know-How existing as of the Effective Date have not constituted or involved the misappropriation of trade secrets or other rights or property of any Third Party;

(i)[*] no Third Party is infringing or threatening to infringe or misappropriating or threatening to misappropriate the Existing Patents or the Cytokinetics Know-How;

(j)it has not received any written notice from any Third Party asserting or alleging that the Development of the Compound or Product prior to the Effective Date infringed or misappropriated the intellectual property rights of such Third Party;

(k)there is no pending or, to Cytokinetics’ Knowledge, threatened (in writing), adverse actions, investigations, suits or proceedings against Cytokinetics or any of its Affiliates involving the Cytokinetics Licensed IP, Compound or Product; and

(l)neither Cytokinetics nor any of its Affiliates, nor any employee, agent or supplier thereof that have been or will be involved in any Clinical Trial in connection to the Product, is, or has been, debarred or disqualified by any Regulatory Authority nor will any of them be debarred or disqualified by any Regulatory Authority in Developing the Compound and Product or at any time throughout the Term.

12.3.Representations and Warranties of Ji Xing.  Ji Xing represents, warrants, and covenants (as applicable) to Cytokinetics that:

(a)it has not granted, and will not grant during the Term, any license or other right under the Ji Xing Licensed IP that is inconsistent with the license granted to Cytokinetics under Section 2.4;

(b)there is no pending or, to Ji Xing’s Knowledge, threatened (in writing), adverse actions, claims, suits or proceedings against Ji Xing or any of its Affiliate that involve any antitrust, anti-competition, anti-bribery or corruption violations or that may reasonably be expected to adversely affect Ji Xing’s ability to perform its obligations under this Agreement;

(c)neither Ji Xing nor any of its Affiliates, nor any employee, agent or supplier thereof that will be involved in any Clinical Trial in connection to the Product, is, or has been, debarred or disqualified by any Regulatory Authority nor will any of them be debarred or disqualified by any Regulatory Authority at any time throughout the Term;

(d)it has or will have sufficient financial wherewithal to (i) perform all of its obligations pursuant to this Agreement, and (ii) meet all of its obligations that come due in the ordinary course of business; and

(e)none of its outstanding capital stock or shares, or rights to acquire the same, is owned (whether of record or beneficially) by (i) any government or government controlled entity; or (ii) any person or entity sanctioned by any Governmental Authority, including the U.S. Office of Foreign Assets Control; and

(f)it will have expertise, resources, experience and skill reasonably required to perform its obligations under this Agreement.

12.4.NO OTHER WARRANTIES.  EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY.  ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.  Ji Xing acknowledges and agrees that the Product is the subject of ongoing clinical research and development and that Cytokinetics cannot assure the safety, usefulness or successful Development or Commercialization of the Product.

Article 13
INDEMNIFICATION

13.1.Indemnification by Ji Xing.  Ji Xing shall indemnify, defend and hold harmless Cytokinetics, its Affiliates, and their directors, officers, employees and agents (individually and collectively, the “Cytokinetics Indemnitee(s)”) from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) incurred in connection with any claims, demands, actions or other proceedings by any Third Party (individually and collectively, “Losses”) to the extent arising from:

(a)the Development and Commercialization of the Product in the Territory by Ji Xing or any of its Affiliates or sublicensee, including [*]; or

(b)the [*] misconduct or breach of this Agreement (including any representations, warranty or covenant of Ji Xing) by any Ji Xing Indemnitee.

except in each case to the extent such Losses arise out of the [*] misconduct or breach of this Agreement by any Cytokinetics Indemnitee.

13.2.Indemnification by Cytokinetics. Cytokinetics shall indemnify, defend and hold harmless Ji Xing, its Affiliates, and their directors, officers, employees and agents (individually and collectively, the “Ji Xing Indemnitee(s)”) from and against all Losses to the extent arising from:

(a)the Development and Commercialization of the Product outside the Territory by Cytokinetics or any of its Affiliates, licensees or sublicensee, including product liability claims relating to the Product outside the Territory; or

(b)the [*] misconduct or breach of this Agreement (including any representations, warranty or covenant of Cytokinetics) by any Cytokinetics Indemnitee;

except in each case to the extent such Losses arise out of the [*] misconduct or breach of this Agreement by any Ji Xing Indemnitee.

13.3.Indemnification Procedure.  If either Party is seeking indemnification under Sections 13.1 or 13.2 (the “Indemnified Party”), it shall inform the other Party (the “Indemnifying Party”) of the claim giving rise to the obligation to indemnify pursuant to such Section within [*] after receiving notice of the claim (it being understood and agreed, however, that the failure or delay by an Indemnified Party to give such notice of a claim shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been prejudiced as a result of such failure or delay to give notice).  The Indemnifying Party shall have the right to assume the defense of any such claim for which it is obligated to indemnify the Indemnified Party.  The Indemnified Party shall cooperate with the Indemnifying Party and the Indemnifying Party’s insurer as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s cost and expense.  The Indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim that has been assumed by the Indemnifying Party.  Neither Party shall have the obligation to indemnify the other Party in connection with any settlement made without the Indemnifying Party’s written consent, which consent shall not be unreasonably withheld or delayed.  If the Parties cannot agree as to the application of Section 13.1 or 13.2 as to any claim, pending resolution of the dispute pursuant to Article 15, the Parties may conduct separate defenses of such claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 13.1 or 13.2 upon resolution of the underlying claim.

13.4.Limitation of Liability.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL (WHICH SHALL BE DEEMED TO INCLUDE, WITHOUT LIMITATION, ALL DAMAGES CONSTITUTING LOSS OF PROFIT, LOSS OF REVENUE AND LOSS OF GOODWILL), INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 13.5 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 13.1 OR 13.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF SECTION 2.9 OR ARTICLE 11.

13.5.Insurance.  Each Party shall procure and maintain insurance, including product liability insurance, with respect to its activities hereunder and which is consistent with normal business practices of prudent companies similarly situated in the applicable territory at all times during which any Product is being clinically tested in human subjects or commercially distributed or sold.  Each Party shall provide the other Party with evidence of such insurance upon request and shall provide the other Party with written notice at least [*] prior to the cancellation, non-renewal or material changes in such insurance.  Such insurance shall not be construed to create a limit of either Party’s liability under this Agreement.

Article 14
TERM AND TERMINATION

14.1.Term.  The term of this Agreement shall commence upon the Effective Date and continue in full force and effect, on a Market-by-Market basis, until the expiration of the Royalty Term for the Product in such Market, unless earlier terminated as set forth in Section 14.2 below (the “Term”).  Upon expiration of the Royalty Term with respect to the Product in a particular Market, the license granted by Cytokinetics to Ji Xing under Section 2.1 with respect to the Product in such Market shall continue and shall become non-exclusive, fully paid-up, royalty-free, perpetual and irrevocable.

14.2.Termination.

(a)Termination by Ji Xing for Convenience.  At any time, Ji Xing may terminate this Agreement in its entirety by providing written notice of termination to Cytokinetics, which notice includes an effective date of termination at least [*] after the date of the notice.

(b)Termination for Material Breach.  If either Party believes that the other is in material breach of its obligations hereunder or material breach of any representation or warranty set forth in this Agreement, then the non-breaching Party may deliver notice of such breach to the other Party.  For all breaches other than a failure to make a payment as set forth in this Agreement, the allegedly breaching Party shall have [*] from such notice to cure such breach.  For any breach arising from a failure to make a payment set forth in this Agreement, the allegedly breaching Party shall have [*] from the receipt of the notice to cure such breach.  If the Party receiving notice of breach fails to cure that breach within the applicable period set forth above, then the Party originally delivering the notice of breach may terminate this Agreement in its entirety immediately upon written notice to the other Party.  Notwithstanding the foregoing, if the breaching Party disputes the existence of material breach or the failure to cure such material breach, the Party shall not have the right to terminate this Agreement in accordance with this Section 14.2(b) unless and until the relevant dispute has been resolved pursuant to Article 15. During the pendency of such dispute, the applicable cure period shall be tolled, all the terms of this Agreement shall remain in effect, and the Parties shall continue to perform all of their respective obligations hereunder.  [*].

(c)Termination for Insolvency. Each Party shall have the right to terminate this Agreement in its entirety immediately upon written notice to the other Party in the event that (i) such other Party files in any court or agency pursuant to any statute or regulation of any jurisdiction a petition in bankruptcy or insolvency or for reorganization or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of such other Party or its assets, (ii) such other Party is served with an involuntary petition against it in any insolvency proceeding and such involuntary petition has not been stayed or dismissed within [*] of its filing, or (iii) such other Party makes an assignment of substantially all of its assets for the benefit of its creditors.

(d)Termination for Certain Change of Control.  Ji Xing shall [*].

(e)Termination for Patent Challenge.  [*].

(f)Termination due to Force Majeure.  If a Party’s failure or delay in performing its obligations (other than payment obligation) under this Agreement is due to a force majeure event (as set forth in Section 16.1) and such event continues exceeding [*], then the other Party shall have the right to terminate this Agreement in its entirety immediately upon written notice to the Party affected by the force majeure event.  For clarity, Section 14.2(b) (and not this Section 14.2(f)) shall apply to termination for failure to make payment when due.

14.3.Effect of Termination.  Upon any termination of this Agreement under Section 14.2 (but not by reason of [*]):

(a)License to Ji Xing.  [*].

(b)License to Cytokinetics.  [*].

(c)Regulatory Materials.  For any Regulatory Materials and Regulatory Approvals for the Product that are held by Ji Xing or its Affiliate or sublicensees, Ji Xing shall (and shall cause its Affiliates and sublicensees to), [*].

(d)Regulatory Assistance.  Upon Cytokinetics’ request, Ji Xing shall provide Cytokinetics with reasonable assistance and cooperation regarding any inquiries and correspondence with Regulatory Authorities relating to the Product.

(e)Data.  Ji Xing shall (and shall cause its Affiliates and sublicensees to) [*].

(f)Trademarks.  Ji Xing shall [*] all Product Marks (excluding any such mark that includes, in whole or in part, any corporate name or logos of Ji Xing or its Affiliates or sublicensees).

(g)Inventory.  Cytokinetics shall have the right (but not the obligation) to [*] the inventory of the Product held by Ji Xing or its Affiliates or sublicensees as of the date of termination at a price equal to [*].

(h)Transition Assistance.  Ji Xing shall (and shall cause its Affiliates and sublicensees to) reasonably cooperate with Cytokinetics to facilitate orderly transition of the Development, Manufacture and Commercialization of and Medical Affairs Activities for the Product to Cytokinetics, [*].

(i)Ongoing Clinical Trials.  If at the time of such termination, any Clinical Trials for the Product are being conducted by or on behalf of Ji Xing, its Affiliates or sublicensees, then, at Cytokinetics’ election on a trial-by-trial basis:  [*].

(j)Return of Confidential Information.  Ji Xing shall (and shall cause its Affiliates and sublicensees to) promptly return or destroy (at Cytokinetics’ election) all tangible materials comprising, bearing or containing any Confidential Information of Cytokinetics that are in Ji Xing’s or its Affiliates’ or sublicensees’ possession or control.

(k)Termination Press Releases.  Subject to the provisions of Section 11.5, the Parties shall cooperate in good faith to coordinate public disclosure of the termination of this Agreement and the reasons therefor, and neither Party shall, except to the extent required by Applicable Laws, disclose any such information without the prior approval of the other Party.  The principles to be observed in such disclosures shall be accuracy, compliance with Applicable Laws and regulatory guidance documents, and reasonable sensitivity to potential negative investor reaction to such news.

(l)[*]

(i)[*]:

(1)[*];

(2)[*]; and

(3)[*].

[*].

(ii)[*].

14.4.Survival.  Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination.  Without limiting the foregoing, the following provisions shall survive the termination or expiration of this Agreement for any reason: Article 1 (DEFINITIONS), Section 2.4 (License Grant to Cytokinetics), Section 2.6 (Exclusion of Acquiror’s IP), Section 2.9 (Non-Compete) (for the time period set forth therein), Sections 9.5 through 9.8 (solely to the extent applicable with respect to a payment obligation that accrued prior to expiration or termination), Section 10.1 (Arising Product IP), Article 11 (CONFIDENTIALITY), Section 12.4 (No Other Warranties), Article 13 (INDEMNIFICATION), the last sentence of Section 14.1 (solely in the event of expiration as set forth in that sentence and not in the event of earlier termination), Section 14.3 (Effect of Termination), Section 14.4 (Survival), Section 14.5 (Termination Not Sole Remedy), Article 15 (DISPUTE RESOLUTION) and ARTICLE 16 (MISCELLANEOUS).

14.5.Termination Not Sole Remedy.  Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies shall remain available except as agreed to otherwise herein.

Article 15
DISPUTE RESOLUTION

15.1.Disputes.  The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights and/or obligations hereunder.  It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner.  To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 15 to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, if and when a dispute arises under this Agreement.

15.2.Internal Resolution.  With respect to all disputes arising between the Parties under this Agreement, including, without limitation, any alleged breach under this Agreement or any issue relating to the interpretation or application of this Agreement, if the Parties are unable to resolve such dispute within [*] after such dispute is first identified by either Party in writing to the other, the Parties shall refer such dispute to the JSC for attempted resolution by good faith negotiations within [*] after such notice is received.  If the Parties fail to resolve the dispute through escalation to the JSC under this Section 15.2, then such dispute shall be resolved in accordance with Section 15.3 or 15.4 as applicable.  Until such dispute is resolved as set forth below, the Parties shall continue to perform their obligations under this Agreement in good faith, including making all applicable undisputed payments accordingly.

15.3.Dispute Resolution by [*] for Certain Disputes.

(a)The dispute resolution mechanism set forth below in this Section 15.3 shall apply only to unresolved disputes regarding [*].

(b)Within [*] after the end of the [*] period set forth in Section 15.2 above, each Party shall propose a list of [*] individuals, each of whom has at least [*] years of significant relevant experience in the pharmaceutical industry, and none of whom is or has been affiliated with either Party or with either Party’s Affiliates, licensees, sublicensees or business partners, or otherwise has any interest in the resolution of the issue to be submitted by the Parties for resolution (the foregoing requirements, the “Requirements”).  Within [*] after the Parties exchange such lists, the Parties shall either agree upon one of such proposed individuals to resolve the disputed matter, or if the Parties fails to agree on the selection of such individual within such period of time, each Party shall select [*].

(c)Within [*] after selection of [*], each Party shall submit to the other Party and to [*] a detailed written proposal setting forth its proposed terms for the resolution of such dispute (the “Proposed Terms” of such Party) and a memorandum in support thereof.  Each Party shall then have [*] to submit a written rebuttal to the other Party’s submission (and any amendment to its own Proposed Terms) to the other Party and to [*].  [*] shall have the discretion to interview the Parties’ officers and employees to obtain further information relating to the matters in issue and to hear oral argument, on such schedule and following such procedure as [*] may determine, provided, however, that following the engagement of [*] neither Party shall have ex parte communication with [*] except with the prior written consent of the other Party (and if there is any such consented communication, in accordance with any conditions specified).  Each Party shall reasonably cooperate with [*].

(d)Within [*] after the selection of [*] shall select [*] as the resolution of such dispute.  [*] determination shall be final, binding and unappealable, and shall be given retroactive effect.  For clarity, [*] must select, as the only method to resolve such dispute, [*] or award any other relief or take any other action to resolve the dispute.

(e)The Parties shall share all fees and expenses of [*] incurred pursuant to this Section 15.3 equally regardless of which Party’s Proposed Terms were selected.

15.4.Dispute Forum.

(a)Except as provided in Section 15.3 above and subject to the remainder of this Section 15.4, all disputes in connection with this Agreement that are not resolved in accordance with Section 15.2 shall be resolved in the courts of the State of New York and the courts of the United States of America located in the Borough of Manhattan of New York City, which shall have exclusive jurisdiction for the resolution of any such disputes.  Each Party irrevocably consents to the personal jurisdiction of said courts in connection to any disputes in connection to this agreement and agrees not to challenge said jurisdiction on the grounds of inconvenient forum or lack of personal or subject matter jurisdiction.  Each Party agrees to receipt of service of process by delivery or process in accordance with Section 16.4 below.

(b)Notwithstanding Section 15.4(a) above, each Party shall be permitted to seek and obtain interlocutory relief against the other Party or any Affiliate or licensee thereof and to enforce any judgment obtained in any of the courts contemplated in Section 15.4(a) above in any forum located in any jurisdiction.

(c)EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL BY JURY OF ANY ISSUE RELATING TO ANY DISPUTE ARISING HEREUNDER.

(d)Notwithstanding Section 15.4(a) above, in the event of a dispute with respect to the validity, scope, enforceability or ownership of any Patent or other intellectual property rights, and such dispute is not resolved in accordance with Section 15.2, then such dispute shall be resolved in a court of competent jurisdiction in any country in which such rights apply.

Article 16
MISCELLANEOUS

16.1.Force Majeure.  Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement other than a payment obligation to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, epidemic or pandemic, fire, floods, or other acts of God or any other deity, or acts, omissions or delays in acting by any Governmental Authority. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

16.2.Assignment.

(a)Except as provided in Section 16.2(b) below, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the prior written consent of the other Party.  Any attempted assignment not in accordance with the foregoing shall be null and void and of no legal effect.  Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement.  The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respected successors and permitted assigns.

(b)[*].

(c)[*].

16.3.Severability.  If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties.  The Parties shall in such an instance use their best efforts to remove or replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

16.4.Notices.  All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Cytokinetics:

Cytokinetics, Inc.
280 East Grand Avenue
South San Francisco, CA 94080
USA
Attn: President
Fax: 650-624-3010
Copy to: General Counsel

with a copy to:

Cooley LLP
3175 Hanover Street
Palo Alto, CA 94304, USA
Attn: Robert L. Jones, Esq.
Fax: [*]

If to Ji Xing:

Ji Xing Pharmaceuticals Limited
c/o Ji Xing Pharmaceuticals (Shanghai) Co., Ltd

Suite 2801, Level 28, Plaza 66 Tower 2

1266 W. Nanjing Road, Jing’an District

Shanghai, China 200040

Attn: [*]
Fax: [*]

with a copy to:

Ji Xing Pharmaceuticals Limited
c/o RTW Investments, LP

40 10th Avenue, Floor 7

New York, NY 10014

Attn: [*]
Fax: [*]

and:

Goodwin Procter (Hong Kong) LLP	Goodwin Procter LLP
38th Floor, Edinburgh Tower	100 Northern Avenue
The Landmark	Boston, Massachusetts 02210
15 Queen's Road Central	USA
Hong Kong
Attn: Dr. Wenseng “Wendy” Pan	Attn: Dr. Kingsley L. Taft
Fax: [*]	Fax: [*]

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.  Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile on a Business Day; (b) on the Business Day after dispatch if sent by nationally-recognized overnight courier; or (c) on the fifth Business Day following the date of mailing if sent by mail.

16.5.Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, U.S., without giving effect to any choice of law principles that would require the application of the laws of a different jurisdiction.  The application of the U.N. Convention on Contracts for the International Sale of Goods is excluded.

16.6.Foreign Corrupt Practices Act Compliance.

(a)Compliance with FCPA.  The U.S. government imposes and enforces prohibitions on the payment or transfer of anything of value to governments, government officials, political parties or political party officials (or relatives or associates of such officials) (“FCPA Covered Person”) for the purpose of illegally influencing them, whether directly or indirectly, to obtain or retain business.  This U.S. law is referred to as the Foreign Corrupt Practices Act (“FCPA”), and it can have application to conduct of a U.S. corporation’s foreign subsidiaries, employees, agents and distributors.  A summary of the law and related information can be found at http://www.justice.gov/criminal/fraud/fcpa.  By signing this Agreement, Ji Xing represents, warrants and covenants (as applicable) to Cytokinetics that:

(i)it is familiar with the provisions and restrictions contained in the OECD Convention and FCPA;

(ii)it shall comply with the FCPA in the Development and Commercialization of the Product under this Agreement;

(iii)it shall not, in the course of its duties under the Agreement, offer, promise, give, demand, seek or accept, directly or indirectly, any gift or payment, consideration or benefit in kind to any FCPA Covered Person that would or could be construed as an illegal or corrupt practice;

(iv)it is not an FCPA Covered Person or affiliated with any FCPA Covered Person; and

(v)it shall immediately notify Cytokinetics of any attempt by any FCPA Covered Person to directly or indirectly solicit, ask for, or attempt to extort anything of value from Ji Xing, its Affiliates or sublicensees, and shall refuse any such solicitation, request or extortionate demand except a facilitating payment as expressly permitted under the FCPA.

(d)Compliance Certificate.  From time to time upon request from Cytokinetics, Ji Xing shall submit a compliance certificate in the form reasonably requested by Cytokinetics that (i) it fully understands its obligations under this Section 16.6 and any other Applicable Laws mentioned herein or as may come into existence from time to time after the Effective Date; (ii) it has been complying with this Section 16.6 and any other Applicable Laws mentioned herein or as may come into existence from time to time after the Effective Date; and (iii) it shall continue to comply with this Section 16.6 and any other Applicable Laws mentioned herein or as may come into existence from time to time after the Effective Date.

(e)No Action.  In no event shall any Party be obligated under the Agreement to take any action or omit to take any action that such Party believes, in good faith, would cause it to be in violation of any Applicable Laws, including the anti-bribery laws referenced in this Section 16.6.

(f)Due Diligence.  Cytokinetics shall have the right to visit the offices of Ji Xing from time to time during the term of the Agreement on an “as needed” basis and conduct due diligence in relation to Ji Xing’s business related to performance of its obligations under this Section 16.6 and may do so in the way it deems necessary, appropriate or desirable so as to ensure that Ji Xing complies with this Section 16.6 and any other Applicable Laws in its business operations.  Ji Xing shall make every effort to cooperate fully with Cytokinetics in any such due diligence.

(g)Audit.  In the event that Cytokinetics has reason to believe that a breach of any obligation of Ji Xing under this Section 16.6 has occurred or may occur, Cytokinetics shall have the right to select an independent third party to conduct an audit of Ji Xing and review relevant books and records of Ji Xing, to satisfy itself that no breach has occurred.  Unless otherwise required under Applicable Laws or by order of a competent court or regulatory authority, Cytokinetics shall ensure that the selected independent third party shall keep confidential all audited matters and the results of the audit.  Cytokinetics does reserve the right to disclose to the U.S. or foreign government, its agencies and/or any other government or non-government party, information relating to a possible violation by Ji Xing of any Applicable Law, including a violation of the FCPA or any other applicable anti-bribery law.

16.7.Entire Agreement; Amendments.  The Agreement, together with the Exhibits attached hereto, contains the entire understanding of the Parties with respect to the subject matter hereof.  All express or implied agreements and understandings, either oral or written, with regard to the subject matter hereof (including the licenses granted hereunder) are superseded by the terms of this Agreement.  Neither Party is relying on any representation, promise, nor warranty not expressly set forth in this Agreement.  This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto.

16.8.Headings.  The captions to the several Sections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the Sections of this Agreement.

16.9.Independent Contractors.  It is expressly agreed that Cytokinetics and Ji Xing shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency.  Neither Cytokinetics nor Ji Xing shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

16.10.Waiver.  The waiver by either Party of any right hereunder, or the failure of the other Party to perform, or a breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.

16.11.Cumulative Remedies.  No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

16.12.Waiver of Rule of Construction.  Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement.  Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

16.13.Business Day Requirements.  In the event that any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a Business Day then such notice or other action or omission shall be deemed to be required to be taken on the next occurring Business Day.

16.14.Translations.  This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties.  All communications and notices to be made or given pursuant to this Agreement, and any dispute proceeding related to or arising hereunder, shall be in the English language.  If there is a discrepancy between any translation of this Agreement and this Agreement, this Agreement shall prevail.

16.15.Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as necessary or appropriate in order to carry out the purposes and intent of this Agreement.

16.16.Construction.  Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (c) the word “will” shall be construed to have the same meaning and effect as the word “will”, (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any person shall be construed to include the person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections, Schedules, or Exhibits shall be construed to refer to Sections, Schedules or Exhibits of this Agreement, and references to this Agreement include all Schedules and Exhibits hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree”, “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or Section, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or.”

16.17.Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Each Party shall be entitled to rely on the delivery of executed facsimile copies of counterpart execution pages of this Agreement and such facsimile copies shall be legally effective to create a valid and binding agreement among the Parties.

{Signature Page Follows}

In Witness Whereof, the Parties intending to be bound have caused this License and Collaboration Agreement to be executed by their duly authorized representatives as of the Effective Date.

Cytokinetics, Incorporated		Ji Xing Pharmaceuticals Limited
By:	/s/ Robert Blum	By:	/s/ Roderick Wong
Name:	Robert I. Blum	Name:	Roderick Wong, M.D.
Title:	President & Chief Executive Officer	Title:	Director
Date:	July 14, 2020	Date:	July 14, 2020

List of Exhibits

Exhibit A:Alliance Managers and Committee Representatives

Exhibit B:Initial Development Plan

Exhibit C:Tech Transfer Plan